                                                               EXECUTION VERSION
                                                                     Exhibit 2.5

                               PURCHASE AGREEMENT

                      ------------------------------------

                         ALUMINA & BAUXITE COMPANY LTD.

                                       AND

                     KAISER ALUMINUM & CHEMICAL CORPORATION

                                       AND

                      KAISER ALUMINA AUSTRALIA CORPORATION

                          DATED AS OF OCTOBER 28, 2004

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                                TABLE OF CONTENTS

                                                                                  PAGE
1.    Definitions and Interpretation............................................   2

2.    Purchase and Sale of Assets Sold..........................................  19

3.    Purchase Price for the Shares in QAL......................................  19

4.    Purchase Price for Kaiser Bauxite, Kaiser Alumina and Other Items.........  20

4A.   Deposit...................................................................  21

5.    Estimated Purchase Price..................................................  22

6.    Final Purchase Price......................................................  25

7.    Assumed Interests and Obligations.........................................  30

8.    Closing...................................................................  32

9.    Post Closing..............................................................  36

10.   Foreign Acquisitions and Takeovers Act....................................  39

11.   Other Conditions Precedent................................................  39

12.   Further Assurances and other Matters Relating to Conditions Precedent.....  46

13.   Representations and Warranties by Kaiser and KACC.........................  53

14.   Representations and Warranties by Buyer...................................  60

15.   Indemnities...............................................................  63

16.   Currency Conversions......................................................  73

17.   Governing Law; Submission.................................................  73

18.   Termination...............................................................  75

19.   Stamp Duties; Withholding Taxes...........................................  78

20.   Costs.....................................................................  78

21.   Other Interests...........................................................  78

22.   Goods and Services Tax....................................................  79

23.   Disclosures...............................................................  82

24.   Counterparts..............................................................  82

25.   Notices...................................................................  82

26.   [Intentionally Omitted]...................................................  85

27.   Entire Agreement..........................................................  85

28.   Assignment................................................................  85

29.   Amendment.................................................................  85

                                      -i-

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                           EXHIBIT INDEX

Exhibit                    Title
-------                    -----

A                          Kaiser Alumina
B                          Kaiser Bauxite
C                          QAL Net Working Capital
D                          Kaiser Alumina Sales Contracts
E                          Kaiser Assignment and Assumption Agreement
F                          KAII Assignment and Assumption Agreement
G                          Alumina Supply Agreement
H                          Tax Values of QAL Assets
I                          [Intentionally Omitted]
J-1                        Knowledge of Kaiser and KACC
J-2                        Knowledge of Buyer
K                          Document Escrow Agreement
L                          Assumed Interests and Obligations
M                          Form of Guarantee
N                          Bidding and Auction Procedures

Schedules
---------

13.1(j)                    Certain Matters Related to the Kaiser Alumina Sales
                           Contracts
13.1(r)                    Special Notices
13.2(e)                    Financial Statements of QAL
13.2(f)                    Conduct of Business of QAL
13.2(g)                    QAL Compliance with Laws
13.2(h)                    QAL Litigation

DATE October 28, 2004

PARTIES

      1. ALUMINA & BAUXITE COMPANY LTD., a British Virgin Islands company, of Premises of Commonwealth Trust Limited, Drake Chambers, Tortola, British Virgin Islands (BUYER);

      2. KAISER ALUMINUM & CHEMICAL CORPORATION, ABN 47 908 052 437, a Delaware corporation, of Suite 2500, 5847 San Felipe, Houston, Texas, USA (KACC); and

      3. KAISER ALUMINA AUSTRALIA CORPORATION, ABN 15 009 757 546, a Delaware corporation, of Suite 2500, 5847 San Felipe, Houston, Texas, USA (KAISER).

            Buyer, KACC and Kaiser are sometimes referred to herein collectively as the PARTIES.

RECITAL

      Buyer has agreed to purchase, and Kaiser and KACC have agreed to sell, the Assets Sold (as hereinafter defined), and Buyer has agreed to assume the Assumed Interests and Obligations (as hereinafter defined), on the terms and conditions of this AGREEMENT.

NOW THEREFORE, in consideration of the foregoing premises, and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, except as provided in Clause 22 or unless the context otherwise requires the following terms have the meanings set forth below:

      2001 ASSIGNMENT AND ASSUMPTION AGREEMENT means the Assignment and Assumption Agreement - Consent, dated August 31, 2001, among the Participants and QAL.

      2001 PURCHASE AGREEMENT means the Purchase Agreement, dated June 15, 2001, among Comalco, CAL, Kaiser and KACC.

      ACT has the meaning set forth in Clause 10.1(a).

      ADJUSTMENT DATE has the meaning set forth in Clause 9(a).

      AGREEMENT BETWEEN PARENTS means the Agreement No. 1 Between Parents dated as of February 15, 1990, among KACC, Comalco, RTL and others.

      AGREEMENT COLLATERAL TO SHARE PURCHASE AGREEMENT means the Agreement Collateral to Share Purchase Agreement dated October 14, 1982 between RTL, KACC and Comalco.

      ALQUEEN means Alcan Queensland Pty. Limited, a Queensland corporation.

      ALUMINA PURCHASE PRICE has the meaning set forth in Clause 4.2.

      ALUMINA SUPPLY AGREEMENT has the meaning set forth in Clause 8.3(e).

      ASSETS SOLD means the Shares in QAL, the Kaiser Alumina and the Kaiser Bauxite.

      ASSUMED DEBT ADJUSTMENT has the meaning set forth in Clause 3(b).

      ASSUMED INTERESTS AND OBLIGATIONS means each interest, right and obligation of Kaiser and KACC, as applicable, as at the Effective Date in, to and under each of:

      (a) the Participants Agreement, including their respective obligations in respect of Bauxite Shipping Charge Credit Allowances;

      (b)   the Agreement Between Parents;

      (c) the Gladstone Tolling Contracts, including their respective obligations in respect of Credit Allowances, Alternative Depreciation Credit Allowances and Gladstone Tolling Charge Prepayments;

      (d)   all Gladstone Bauxite Supply Agreements;

      (e)   the QAL Financing Agreements;

      (f)   the Interest Reimbursement Agreement;

      (g)   Article 5.1 of the Agreement Collateral to Share Purchase Agreement;

      (h)   the 2001 Purchase Agreement; and

      (i)   the 2001 Assignment and Assumption Agreement;

      but not including any obligations under such agreements to the extent such obligations are to be paid or performed on or prior to the Effective Date.

      ASSUMPTION RULING has the meaning set forth in the definition of GST
      Amount.

      AUCTION has the meaning set forth in the Bidding and Auction Procedures.

      AUCTION TRANSACTION has the meaning set forth in Clause 18.1(b)(v).

      AUDITED FINANCIAL STATEMENTS means the financial statements of QAL as at December 31, 2003 and for the year then ended, including a statement of financial performance, a statement of financial position and a statement of cash flows, all as audited by PriceWaterhouseCoopers.

      AUSTRALIAN DOLLARS or A$ means lawful money of the Commonwealth of Australia.

      BACKUP BIDDER has the meaning set forth in the Bidding and Auction Procedures.

      BALANCE SHEET DATE means December 31, 2003.

      BANKRUPTCY CASES means the cases of Kaiser, KACC and certain of their affiliates under chapter 11 of the Bankruptcy Code, which have been consolidated for procedural purposes only and are being administered jointly by the Bankruptcy Court as Case No. 02-10429 (JKF).

      BANKRUPTCY CODE means chapter 11 of title 11 of the United States Code (as now in effect or hereafter amended).

      BANKRUPTCY COURT means the United States Bankruptcy Court for the District of Delaware.

      BANKRUPTCY LAWS means the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, as amended, and the local rules of the Bankruptcy Court.

      BANKRUPTCY PLEADINGS means all pleadings relating to this Agreement filed with the Bankruptcy Court by Kaiser, KACC or any other Person.

      BASE SHARE PRICE means US$401,000,000.

      BASKET has the meaning set forth in Clause 15.11(a).

      BAUXITE INVENTORY CHARGE means, in relation to each BOL Grade comprising the Kaiser Bauxite (referred to as the RELEVANT BAUXITE for the purpose of this definition), the aggregate of:

      (a) the purchase price and any royalty payments paid or payable in respect of the Relevant Bauxite under the Gladstone Bauxite Supply Agreements, as most recently invoiced prior to the Effective Date, or, if not invoiced prior to the Effective Date, as invoiced under the preliminary invoices or preliminary royalty invoices (as applicable) delivered under Clause 6.1(b)(iii); and

      (b) the amount of the Bauxite Shipping Charges paid or payable by Kaiser in respect of the Relevant Bauxite under the Participants Agreement in cash (net of any applicable Bauxite Shipping Charge Credit Allowances).

      BIDDING AND AUCTION PROCEDURES means the bidding and auction procedures attached to this Agreement as Exhibit N, as the same may be modified from time to time by agreement of the Parties.

      BOL GRADE means that part of a Grade of bauxite that can be identified by reference to the month of issue of a bill of lading in respect of it.

      BUSINESS DAY means a day on which the major trading banks are open for business in New York, New York, Wilmington, Delaware and Houston, Texas, USA.

      BUYER has the meaning set forth on the first page of this Agreement.

      BUYER ENTITY means an entity in respect of which Buyer is treated as a division or part for the purposes of Tax.

      BUYER INDEMNIFIED PARTIES has the meaning set forth in Clause 15.1.

      BUYER INDEMNITY PAYMENT means any payment made or which may be required to be made by Kaiser and/or KACC to the Buyer Indemnified Parties under Clause 15.4.

      BUYER'S PARENT means RUSAL Holding.

      CAL means Comalco Aluminium Limited, ABN 51 009 679 127, a Queensland corporation.

      CLASS A ORDINARY SHARES has the meaning set forth in Clause 13.2(a).

      CLASS B ORDINARY SHARES has the meaning set forth in Clause 13.2(a).

      CLASS C ORDINARY SHARES has the meaning set forth in Clause 13.2(a).

      CLASS D ORDINARY SHARES has the meaning set forth in Clause 13.2(a).

      CLOSING has the meaning set forth in Clause 8.1.

      CLOSING BALANCE SHEET has the meaning set forth in Clause 6.1(a)(i).

      CLOSING DATE has the meaning set forth in Clause 8.1.

      COMALCO means Comalco Limited, ABN 37 004 502 694, a Victorian corporation.

      COMALCO ALUMINA SUPPLY AGREEMENT has the meaning set forth in Clause 4.4.

      COMMENCEMENT DATE means the date of entry of the Sale Approval Order; provided that if the Backup Bidder becomes the Buyer hereunder, Commencement Date (including for purposes of Clauses 18.1(b)(i) and 18.1(c)(i)) means the date on which Kaiser and KACC notify the Backup Bidder that it has become the Buyer in lieu of the Successful Bidder.

      CONFIDENTIALITY AGREEMENTS has the meaning set forth in Clause 12.10.

      CONSORTIUM DOCUMENTS means:

      (a)   the Participants Agreement;

      (b)   the Agreement Collateral to Share Purchase Agreement;

      (c)   the Agreement Between Parents;

      (d)   the Gladstone Tolling Contracts;

      (e)   the Gladstone Bauxite Supply Agreements;

      (f)   the QAL Financing Agreements;

      (g)   the Constitution of QAL; and

      (h)   the 2001 Assignment and Assumption Agreement.

      DE MINIMIS THRESHOLD has the meaning set forth in Clause 15.11(a).

      DEFENDING PARTY has the meaning set forth in Clause 12.4.

      DEPOSIT has the meaning set forth in Clause 4A.1.

      DEPOSIT ESCROW AGENT means the escrow agent named in the Deposit Escrow Agreement.

      DEPOSIT ESCROW AGREEMENT means an escrow agreement relating to the Deposit, by and among Kaiser, KACC, Buyer and Deposit Escrow Agent, to be executed and delivered on or prior to the date on which Buyer is required to make the Deposit pursuant to Clause 4A.1.

      DIP FACILITY means the Post-Petition Credit Agreement, dated as of February 12, 2002, as amended, among KACC, Kaiser Aluminum Corporation, certain financial institutions party thereto and Bank of America, N.A., as Agent.

      DOCUMENT ESCROW AGENT means the escrow agent named in the Document Escrow Agreement.

      DOCUMENT ESCROW AGREEMENT means an escrow letter in the form of Exhibit K.

      EFFECTIVE DATE means 11:59 p.m. at Gladstone, Queensland on the last day of the calendar month in which the last of the conditions precedent referred to in Clauses 10.1, 11.1, 11.2 and 11.3 is satisfied or duly waived and on which the sale of the Assets Sold under this Agreement is to take effect (or such later date requested by a Party and agreed to by the other Parties prior to that date).

      ESTIMATED BAUXITE RECEIVABLES has the meaning set forth in Clause 5.1(b).

      ESTIMATED PURCHASE PRICE has the meaning set forth in Clause 5.1.

      EXCESS ALUMINA means, in the event of Kaiser's termination of the Comalco Alumina Supply Agreement pursuant to Article 4.3(f) thereof with effect prior to December 31, 2005, the number of metric tonnes of alumina produced at QAL's Gladstone plant after the Effective Date that would have been delivered to Comalco under the Comalco Alumina Supply Agreement had such agreement not been so terminated.

      EXCESS KAISER ALUMINA CONSIDERATION means the US$ amount obtained by calculating, for each calendar month in which delivery of Excess Alumina would have been required under the Comalco Alumina Supply Agreement, an amount equal to 3.50% of the product of (x) the forward LME price (in US$) on the Effective Date for the calendar month prior to such calendar month for delivery, and (y) the number of metric tonnes of Excess Alumina that would have been delivered in such calendar month, and adding all such US$ amounts together.

      FINAL BAUXITE RECEIVABLES has the meaning set forth in Clause 6.1(c).

      FINAL KAISER ALUMINA PRICE has the meaning set forth in Clause 6.1(b)(v).

      FINAL KAISER BAUXITE PRICE has the meaning set forth in Clause 6.1(b)(iv).

      FINAL ORDER means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Bankruptcy Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order.

      FINAL PURCHASE PRICE has the meaning set forth in Clause 6.2.

      GENERAL TRUST DEED means the agreement identified as number 2 in Section IV of Exhibit L.

      GLADSTONE BAUXITE SUPPLY AGREEMENTS means the agreements and other documents identified in Section III of Exhibit L.

      GLADSTONE CREDIT ALLOWANCES means Credit Allowances, Alternative Depreciation Credit Allowances, Bauxite Shipping Charge Credit Allowances and Alumina Delivery Charge Credit Allowances.

      GLADSTONE TOLLING CONTRACTS means the agreements and other documents identified in Section II of Exhibit L.

      GOVERNMENTAL ENTITY means any federal, state, local, municipal, foreign or other government or any provincial, departmental or political subdivision thereof, or any entity, body or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature, or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing, including any arbitral body.

      GRADE means any one of the following grades of bauxite supplied under the Gladstone Bauxite Supply Agreements:

      (a)   trihydrate bauxite;

      (b)   Grade `A' monohydrate bauxite;

      (c)   Grade `C' monohydrate bauxite; and

      (d)   Grade `D' monohydrate bauxite.

      GST AMOUNT means the amount payable by Buyer to Kaiser under Clause 22.4 in consequence of Buyer's purchase of the Kaiser Bauxite and the Kaiser Alumina reduced by the amount payable by Kaiser to Buyer under Clause 22.4 in consequence of the assumption by Buyer of Gladstone Credit Allowances. For the purposes of the meaning of GST Amount, no amount shall be payable by Kaiser to Buyer under Clause 22.4 in consequence of the assumption by Buyer of Gladstone Credit Allowances if before the Effective Date the Commissioner of Taxation issues a final ruling or similar final determination (the ASSUMPTION RULING) which would result in no GST (as defined for the purposes of Clause 22) being imposed on that assumption.

      INDEMNIFICATION CLAIM has the meaning set forth in Clause 15.12(a).

      INDEMNIFIED PARTY has the meaning set forth in Clause 15.12(a).

      INDEMNIFYING PARTY has the meaning set forth in Clause 15.12(a).

      INTEREST REIMBURSEMENT AGREEMENT means the (i) Financing Agreement dated as of March 30, 2001 among QAL, Kaiser, KACC, Pechiney Limited, Pechiney, CAL, Comalco, Alqueen and Alcan Inc., (ii) the Addendum to Financing Agreement, dated July 24, 2003, among QAL, Kaiser, KACC, Pechiney Limited, Pechiney, CAL, Comalco, Alqueen and Alcan Inc. and (iii) the Addendum No. 2 to Financing Agreement, dated July 24, 2003, among QAL, Kaiser, KACC, Pechiney Limited, Pechiney, CAL, Comalco, Alqueen and Alcan Inc.

      KACC has the meaning set forth on the first page of this Agreement.

      KACC SHARE IN QAL means the Class A Ordinary Share in QAL held by KACC in trust for Kaiser.

      KAII means Kaiser Aluminium International, Inc.

      KAII ASSIGNMENT AND ASSUMPTION AGREEMENT has the meaning set forth in Clause 7.4(b).

      KAISER has the meaning set forth on the first page of this Agreement.

      KAISER ALUMINA means the alumina produced by QAL for the account of Kaiser and/or KACC at calcination on or prior to the Effective Date. A pro forma calculation of the

      Kaiser Alumina, assuming the Closing occurred on December 31, 2003 is contained in Exhibit A.

      KAISER ALUMINA SALES CONTRACTS has the meaning set forth in Clause 7.2.

      KAISER ASSIGNMENT AND ASSUMPTION AGREEMENT has the meaning set forth in Clause 7.4(a).

      KAISER BAUXITE means each BOL Grade delivered to Kaiser under its Gladstone Bauxite Supply Agreements and not processed into Kaiser Alumina by QAL on or prior to the Effective Date (whether on board ship, in stock or in process) determined on the basis on which Exhibit B has been prepared.

      KAISER ENTITY means an entity in respect of which Kaiser is treated as a division or part for the purposes of Tax.

      KAISER INDEMNIFIED PARTIES has the meaning set forth in Clause 15.2.

      KAISER INDEMNITY PAYMENT means any payment made or which may be required to be made by Buyer to Kaiser under Clause 15.6.

      KAISER SHARES IN QAL means 442,399 of the Class A Ordinary Shares in QAL held and beneficially owned by Kaiser.

      KAISER'S SHARE OF QAL'S BORROWINGS means, at any time, the aggregate principal amount which would be payable by Kaiser as Gladstone Tolling Charge Prepayments (or, in the case of any Gladstone Tolling Charge Prepayment not denominated in US Dollars, converted to US Dollars at its US Dollar Equivalent on the date two Business Days prior to the Effective
      Date) if the maturity of the aggregate principal amount of all borrowings by QAL evidenced by Debentures were accelerated pursuant to section 7.02 of the General Trust Deed.

      KNOWLEDGE, with respect to Kaiser and KACC, means the actual knowledge, information and belief of the individuals listed on Exhibit J-1 having made all reasonable inquiries, and with respect to Buyer, means the actual knowledge, information and belief of the individuals listed on Exhibit J-2 having made all reasonable inquiries.

      LENDER CONSENT has the meaning set forth in Clause 11.1(d).

      LIABILITY means all costs, claims, charges, losses, damages, expenses, penalties and liabilities of any kind whether actual, contingent or prospective, including any reduction, limitation or restriction in the ability of a Person to claim a Tax Offset Item.

      LIBOR means the overnight rate displayed on the Reuters screen LIBOR01 page on the Effective Date (or, if that rate is not displayed on the Effective Date, the last such rate displayed prior to the Effective Date), applicable to US Dollars.

      LIEN means, with respect to any property or asset, any mortgage, lien, claim, pledge, security interest or other encumbrance thereon.

      LME means the average London Metal Exchange 3-month price for 99.7% aluminum ingot in US Dollars per metric tonne for the calendar month immediately preceding the month in which the Effective Date occurs as reported by Platt's Metal Week. If the LME ceases to be published, the Parties shall agree on a substitute index intended to reflect the market price of primary aluminum ingot on a basis essentially similar to the LME.

      NOTICE OF CLAIM has the meaning set forth in Clause 15.12(a)(i).

      ORDINARY SHARES has the meaning set forth in Clause 13.2(a).

      PARENT GUARANTEE means a guarantee and indemnity in the form of Exhibit M.

      PARTICIPANTS AGREEMENT means the agreements and other documents identified in Section I of Exhibit L.

      PARTICIPANTS CONSENT means the consent of the parties to the Participants Agreement (other than Kaiser and KACC) to the transfer of the Shares in QAL and the assumption and assignment of the Assumed Interests and Obligations pursuant to Section 30(D) of the Participants Agreement.

      PARTIES has the meaning set forth on the first page of this Agreement.

      PAYEE has the meaning set forth in Clause 22.4.

      PECHINEY LIMITED means Aluminium Pechiney Australia Pty. Limited, a New South Wales corporation.

      PERSON means any individual, corporation, trust, partnership, limited liability company, unincorporated body or other entity.

      PRELIMINARY KAISER ALUMINA PRICE has the meaning set forth in Clause
      5.1(c).

      PRELIMINARY KAISER BAUXITE PRICE has the meaning set forth in Clause
      5.1(b).

      PRIOR TAX has the meaning set forth in Clause 15.6(a).

      PROCEEDINGS has the meaning set forth in Clause 12.4.

      QAL means Queensland Alumina Limited, ABN 98 009 725 044.

      QAL FINANCING AGREEMENTS means the agreements and other documents identified in Section IV of Exhibit L.

      QAL NET WORKING CAPITAL means the amount of the net working capital of QAL on the Effective Date determined in accordance with the accounting standards applied to the Audited Financial Statements and otherwise on the basis on which Exhibit C has been prepared, by reference to the Closing Balance Sheet.

      QAL NET WORKING CAPITAL ADJUSTMENT has the meaning set forth in Clause
      3(a).

      QAL PURCHASE PRICE has the meaning set forth in Clause 3.

      RECIPIENT has the meaning set forth in Clause 22.3(a)(i).

      RTL means Rio Tinto Limited, a Victorian corporation formerly known as CRA Limited.

      RUSAL HOLDING means RUSAL Holding Ltd., a British Virgin Islands company.

      SALE APPROVAL ORDER has the meaning set forth in Clause 12.7.

      SET-OFF AMOUNT means, where (i) Buyer has been notified by Kaiser and KACC that it is the Backup Bidder pursuant to the Bidding and Auction Procedures and is subsequently notified by Kaiser and KACC that they wish to consummate the Transaction with Buyer in lieu of the Successful Bidder, and (ii) the Base Share Price is equal to or greater than US$400,000,000, an amount equal to US$2,000,000 for each full 30 calendar day period (reduced pro rata for any lesser number of calendar days), beginning on the date that is 151 calendar days following the date of entry of the Sale Approval Order (as such term is defined in the Bidding and Auction Procedures) and ending on the Effective Date (inclusive of both such dates).

      SHARES IN QAL means the Kaiser Shares in QAL and the KACC Share in QAL.

      SUCCESSFUL BIDDER has the meaning set forth in the Bidding and Auction Procedures.

      SUPPLIER has the meaning set forth in Clause 22.4(a)(i).

      TAX means any tax, duty, charge or levy imposed now or at any future date under the laws of Australia or any other country, including income tax, capital gains tax, payroll tax, fringe benefits tax, PAYG liability, sales tax, GST, customs duty and stamp duty, and also includes any associated penalties, fines or interest.

      TAX INVOICE has the meaning assigned to such term in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

      TAX OFFSET ITEM means any deduction, loss, credit, rebate, allowance, refund, set-off or other relief which may reduce, limit or defer a liability to Tax.

      TAX REFUND has the meaning set forth in Clause 15.6(b).

      TAX RETURN means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any legislation relating to any Tax.

      TITLE CLAIMS means legal proceedings brought in any court of competent jurisdiction that is not a United States federal or state court seeking
      (i) damages from Buyer, or (ii) to impose a Lien upon the Shares in QAL, or (iii) to challenge or divest Buyer's legal or beneficial ownership of the Shares in QAL, if success in such proceedings would render any of the representations and warranties made by Kaiser or KACC in Clauses 13.1(a) to (c) not being true and correct in all material respects on the date of this Agreement or on and as of the Closing Date.

      TOGC GST RULING has the meaning set forth in Clause 22.2(b).

      TRADE PRACTICES ACT means the TRADE PRACTICES ACT 1974 (Cth).

      TRANSACTION means the sale of the Assets Sold, the assumption of the Assumed Interests and Obligations and other liabilities, and the other transactions contemplated by this Agreement.

      TREASURER has the meaning set forth in Clause 10.1(a).

      TWENTY SECOND SUPPLEMENTAL TRUST DEED means the agreement identified as number 3 in Section IV of Exhibit L.

      UNISTAR ALUMINA SALES CONTRACT means the agreement identified as number 3 on Exhibit D.

      UNISTAR PAYMENT has the meaning set forth in Clause 4.3.

      US DOLLARS or US$ means lawful money of the United States of America.

      US DOLLAR EQUIVALENT means, as at any date, the equivalent in US Dollars of an amount in Australian dollars converted at the rate displayed at or about 10:30 am (Melbourne time) on such date on the Reuters screen HSRA page.

      WORKING CAPITAL CEILING AMOUNT means A$35,000,000.

      WORKING CAPITAL FLOOR AMOUNT means A$15,000,000.

1.2 In this Agreement, unless the context otherwise requires, capitalized terms not otherwise defined herein have the meanings assigned to such terms in the Participants Agreement.

1.3 Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

      (a)   The singular includes the plural and conversely.

      (b)   A gender includes all genders.

      (c) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

      (d) A reference to a person, corporation, trust, partnership, limited liability company or unincorporated body or other entity includes any of them.

      (e) A reference to a Clause, Exhibit or Schedule is a reference to a Clause of, or an Exhibit or Schedule to, this Agreement. Disclosures made in any Clause, Exhibit or Schedule that are responsive to the requirements of any other Clause, Exhibit or Schedule are deemed to be incorporated therein by reference.

      (f) A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced.

      (g) A reference to a party to this Agreement or another agreement or document includes the party's successors and permitted substitutes or assigns.

      (h) A reference to legislation or to a provision of legislation includes a modification, amendment or re-enactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it.

      (i) A reference to WRITING includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

      (j)   The term INCLUDING means including without limitation.

2.    PURCHASE AND SALE OF ASSETS SOLD

      Subject to, and on the basis of, the representations, warranties and agreements contained in this Agreement, Buyer agrees to purchase from Kaiser and KACC, and Kaiser and KACC agree to sell to Buyer, the Assets Sold with effect from the Effective Date. For the avoidance of doubt, the intention of the Parties is that all incidents of ownership, including income, expenses and other results of operations represented by Kaiser's and KACC's proportionate ownership interest in QAL, except for certain specific financial arrangements set forth in this Agreement, shall be vested in Kaiser and KACC prior to the Effective Date and shall be vested in Buyer from and after the Effective Date.

3.    PURCHASE PRICE FOR THE SHARES IN QAL

      The purchase price for the Shares in QAL (the QAL PURCHASE PRICE) will be the Base Share Price, adjusted as follows:

      (a) plus or minus the US Dollar Equivalent (determined on the date two Business Days prior to the date payment adjustment is to be made under Clause 9) of 20% of the amount by which the actual QAL Net Working Capital (computed in accordance with Clause 6):

            (i)   exceeds the Working Capital Ceiling Amount; or

            (ii)  is less than the Working Capital Floor Amount; and

            (If the actual QAL Net Working Capital exceeds the Working Capital Ceiling Amount, an amount equal to 20.0% of such excess amount will be added to the Base Share Price in computing the QAL Purchase Price. If the actual QAL Net Working Capital is less than the Working Capital Floor Amount, an amount equal to 20.0% of such difference will be deducted from the Base Share Price in computing the QAL Purchase Price (QAL NET WORKING CAPITAL ADJUSTMENT).)

      (b) plus the US Dollar amount, if any, by which Kaiser's Share of QAL's Borrowings immediately prior to the Effective Date (including obligations classified as current portion of long term debt) is less than US$60,000,000, determined on a dollar-for-dollar basis (ASSUMED DEBT ADJUSTMENT).

4.    PURCHASE PRICE FOR KAISER BAUXITE, KAISER ALUMINA AND OTHER ITEMS

4.1 The purchase price per dry metric tonne for the Kaiser Bauxite will be the aggregate of the Bauxite Inventory Charge for each BOL Grade comprising the Kaiser Bauxite, calculated on the assumption that bauxite is processed into alumina on a `first in first out' basis for each BOL Grade and on the basis on which Exhibit B has been prepared.

4.2 The purchase price for the Kaiser Alumina will be 12.5% of LME per metric tonne, calculated on the basis on which Exhibit A was prepared (the ALUMINA PURCHASE PRICE).

4.3 If the Effective Date occurs on or before Kaiser's shipment of 36,800 metric tonnes of alumina during the fourth quarter of 2004 under the Unistar Alumina Sales Contract, Buyer will pay to Kaiser at the Closing US$1,786,000. If the Effective Date occurs after shipment of a portion (but less than all) of such 36,800 metric tonnes of alumina, Buyer will pay to Kaiser at the Closing US$1,050,000 plus an amount equal to US$20 multiplied by the number of metric tonnes of alumina remaining to be shipped during 2004 under such contract. If the Effective Date occurs after shipment of such 36,800 metric tonnes of alumina but prior to Kaiser's shipment of all or a portion of 105,000 metric tonnes of alumina during 2005 under such contract, Buyer will pay to Kaiser an amount equal to US$10 multiplied by the number of metric tonnes of alumina remaining to be shipped during 2005 under such contract. The amount determined in accordance with this Article 4.3 is referred to herein as the UNISTAR PAYMENT.

4.4 If Kaiser notifies Comalco on or before the Effective Date that Kaiser has elected to terminate the Kaiser Alumina Sales Agreement identified as item number 1 on Exhibit D (the COMALCO ALUMINA SUPPLY AGREEMENT) pursuant to
      Article 4.3(f) thereof such that the effective date of termination is prior to December 31, 2005, Buyer will pay the Excess Kaiser Alumina Consideration to Kaiser.

4A.   DEPOSIT

4A.1 Buyer shall make a good faith deposit in the amount of US$40,000,000 (the DEPOSIT) in accordance with the terms of the Deposit Escrow Agreement and Bidding and Auction Procedures. Buyer shall make the Deposit via wire transfer of immediately available funds to the account set forth in the Deposit Escrow Agreement. Application of the Deposit shall be subject to the terms and provisions of this Agreement and the Deposit Escrow Agreement.

4A.2. Upon the Closing, KACC and Buyer shall deliver a joint written notice to the Deposit Escrow Agent directing the release of the Deposit to Sellers for application to the payment of the Estimated Purchase Price and Kaiser shall deliver a written notice to the Document Escrow Agent directing the release of the Documents in accordance with paragraph 3(b) of the Document Escrow Agreement.

4A.3. Upon termination of this Agreement pursuant to Clause 18.1(b)(ii), KACC and Buyer shall deliver a joint written notice to the Deposit Escrow Agent directing the release of the Deposit to the Sellers as liquidated damages and Kaiser shall deliver a written notice to the Document Escrow Agent directing the release and destruction of the Documents in accordance with paragraph 3(b) of the Document Escrow Agreement.

4A.4. Upon termination of this Agreement pursuant to any provision other than Clause 18.1(b)(ii), KACC and Buyer shall deliver a joint written notice to the Deposit Escrow Agent directing the release of the Deposit to the Buyer and Kaiser shall deliver a written notice to the Document Escrow Agent directing the release and destruction of the Documents in accordance with paragraph 3(b) of the Document Escrow Agreement.

5.    ESTIMATED PURCHASE PRICE

5.1 On the Closing Date, Buyer will pay to Kaiser, by wire transfer of immediately available funds, an amount on account of the purchase price for the Assets Sold (the ESTIMATED PURCHASE PRICE) equal to:

      (a) in respect of the Shares in QAL, the Base Share Price, less the Deposit, less the Set-Off Amount (if any); plus

      (b) in respect of the Kaiser Bauxite, A$6,000,000 (converted to US Dollars at its US Dollar Equivalent on the date two Business Days prior to the Closing Date); provided, however, that at least 10 days prior to the Effective Date Kaiser and KACC shall deliver to Buyer a written statement in the form of Exhibit B stating the estimated Australian dollar amount of the Kaiser Bauxite as of the Effective Date (the PRELIMINARY KAISER BAUXITE PRICE) offset by a reasonable estimate of the amount due including GST (as defined for the purposes of Clause 22), if any, to CAL for bauxite invoiced but not paid (the ESTIMATED BAUXITE RECEIVABLES) and the amount stated in such written statement, if different, will be substituted for such A$6,000,000 amount; plus

      (c) in respect of the Kaiser Alumina, US$6,000,000; provided, however, that at least 10 days prior to the Effective Date, Kaiser and KACC shall deliver to Buyer a written statement which states the number of metric tonnes of Kaiser Alumina that Kaiser and KACC estimate will exist on the Effective Date, calculated on the basis on which Exhibit A was prepared, multiplied by an amount in US$ equal to the Alumina Purchase Price (the PRELIMINARY KAISER ALUMINA PRICE) and the amount stated in such written statement, if different, will be substituted for such US$6,000,000 amount; plus

      (d) on account of the GST Amount, A$1,800,000 (converted to US Dollars at its US Dollar Equivalent on the date two Business Days prior to the Closing Date); provided, however, that at least 10 days prior to the Effective Date Kaiser and KACC shall deliver to Buyer a written statement updating the estimated GST Amount to reflect any changes to the estimated Preliminary Kaiser Bauxite Price in Clause 5.1(b) and the estimated Preliminary Kaiser Alumina Price in Clause 5.1(c), such written statement to also contain an estimate of the balance of the Gladstone Credit Allowances as at the Effective Date unless at least 10 days prior to the Effective Date, Buyer has delivered a written statement to Kaiser and KACC stating that the Commissioner of Taxation has issued the Assumption Ruling which results in no GST (as defined for the purposes of Clause 22) being imposed on that assumption. The estimated GST Amount, if any, determined from such written statements will be substituted for such A$1,800,000 amount. (For the purpose of estimating the GST Amount included in this Clause 5.1(d) to be A$1,800,000, it is assumed that the GST payable by Kaiser to Buyer under

            Clause 22.4 in consequence of the assumption by Buyer of the Gladstone Credit Allowances is zero.). Notwithstanding the foregoing, if (i) the TOGC GST Ruling has been received by Buyer and written notice thereof has been received by Kaiser or KACC within the 10 days prior to the Effective Date or (ii) the Assumption Ruling has been received by Kaiser or KACC within the 10 days prior to the Effective Date, the estimated GST Amount shall be adjusted to take into account the determinations made under those rulings; plus

      (e) A$0 as an estimate of the amount payable in respect of the QAL Net Working Capital Adjustment referred to in Clause 3(a); provided however that at least 10 days prior to the Effective Date Kaiser and KACC shall deliver to Buyer a written statement specifying the amount of the QAL Net Working Capital Adjustment that would be made if the Effective Date had occurred on the last day of the previous calendar month and the amount stated in such written statement, if different, will be substituted for such A$0 amount; plus

      (f) US$0 as an estimate of the amount payable in respect of the Assumed Debt Adjustment referred to in Clause 3(b); plus

      (g) the Unistar Payment, if applicable, plus any GST payable in accordance with Clause 22, if applicable; plus

      (h) the Excess Kaiser Alumina Consideration, if applicable, plus any GST payable in accordance with Clause 22, if applicable.

5.2 The Estimated Purchase Price will bear interest from, but not including, the Effective Date to, and including, the day immediately preceding the Closing Date, calculated at LIBOR.

6.    FINAL PURCHASE PRICE

6.1 As soon as practicable, and in any event within 30 days, following the Effective Date:

      (a)   the Parties will cause QAL to prepare and deliver to the Parties:

            (i) a balance sheet for QAL as at the Effective Date (the CLOSING BALANCE SHEET) containing line items, notes and schedules similar to those included in the Audited Financial Statements, but in any event setting forth specifically the amount of the Gladstone Credit Allowances and, to the extent practicable, prepared in accordance with Australian generally accepted accounting principles without giving effect to any changes therein that may have occurred after December 31, 2003, and otherwise on a basis consistent with the Audited Financial Statements;

            (ii) a computation of each BOL Grade comprising the Kaiser Bauxite as at the Effective Date, detailing each BOL Grade and relevant delivery months and whether such bauxite is in stockpile, in transit or in process (in the form of Exhibit
                  B);

            (iii) [INTENTIONALLY OMITTED];

            (iv) a computation of the QAL Net Working Capital as at the Effective Date (in the form of Exhibit C); and a computation of the amount of the QAL

                  Net Working Capital Adjustment calculated in the manner set forth in Clause 3(a);

            (v) a computation of Kaiser's Share of QAL's Borrowings immediately prior to the Effective Date;

            (vi)  a computation of the Assumed Debt Adjustment; and

            (vii) a computation of the component referred to in paragraph (b) of the definition of Bauxite Inventory Charge for each BOL Grade comprising the Kaiser Bauxite, determined in accordance with such paragraph (b) and Clause 4.1, showing the amount paid and the amount payable in respect of the Kaiser Bauxite (in the form in Exhibit B).

            All computations in this Clause 6.1(a) shall be set out in reasonable detail and, as applicable, include particulars of the applicable Bauxite Shipping Charges and the applicable Bauxite Shipping Charge Credit Allowances. In addition, Kaiser, KACC and Buyer will jointly request that QAL make all computations as of the Effective Date on the basis that the Effective Date will be treated as if it were a financial year end date of QAL. Any costs charged by QAL in preparing the Closing Balance Sheet and computations referred to in this Clause 6.1(a) will be borne equally by Kaiser and Buyer.

      (b)   Kaiser will prepare (or cause to be prepared) and deliver to Buyer:

            (i) a computation of the component referred to in paragraph (a) of the definition of Bauxite Inventory Charge for each BOL Grade comprising the Kaiser Bauxite, determined in accordance with that paragraph and

                  Clause 4.1 (in the form of Exhibit B), such computation to be set out in reasonable detail and to include particulars of the BOL Grades comprising the Kaiser Bauxite;

            (ii) unless the TOGC GST Ruling and the Assumption Ruling were issued prior to the Effective Date, a computation of the GST Amount, such computation to be set out in reasonable detail and to take into account the determinations made under the TOGC GST Ruling and the Assumption Ruling, if received;

            (iii) all preliminary invoices and preliminary royalty invoices relating to Kaiser Bauxite which are delivered by CAL to Kaiser or KACC prior to the Effective Date and, where relevant, if the month in which the Effective Date occurs is not the last month in a calendar quarter, a preliminary royalty invoice in respect of the period since the end of the preceding calendar quarter until the end of the month in which the Effective Date occurs, which invoices will be used in the calculation referred to in Clause 6.1(c); and

            (iv) a calculation of the Kaiser Bauxite as of the Effective Date in the form of Exhibit B, which shall indicate, based upon the principles contained in Clause 4.1 and this Clause 6 and otherwise on a basis consistent with the calculation of the Preliminary Kaiser Bauxite Price set forth in Clause 5.1, the final purchase price for the Kaiser Bauxite (the FINAL KAISER BAUXITE PRICE). If the Final Kaiser Bauxite Price exceeds the Preliminary Kaiser Bauxite Price, Buyer will pay Kaiser an amount equal to the difference as part of the payment adjustment to be made under Clause 9. If the Preliminary Kaiser Bauxite Price exceeds the Final Kaiser Bauxite Price, Kaiser will pay Buyer an amount equal to the difference as part of the payment adjustment to be made under Clause 9;

            (v) a calculation of the Kaiser Alumina as of the Effective Date in the form of Exhibit A, based on information contained in the "blue book" of QAL financial and operating information prepared by QAL management for the month ending on the Effective Date, which shall indicate, based upon the principles contained in this Clause 6, the final purchase price for the Kaiser Alumina (the FINAL KAISER ALUMINA PRICE). If the Final Kaiser Alumina Price exceeds the Preliminary Kaiser Alumina Price, Buyer will pay Kaiser an amount equal to the difference as part of the payment adjustment to be made under Clause 9. If the Preliminary Kaiser Alumina Price exceeds the Final Kaiser Alumina Price, Kaiser will pay Buyer an amount equal to the difference as part of the payment adjustment to be made under Clause 9; and

            (vi) a computation of the amount by which the QAL Net Working Capital Adjustment computed by QAL in accordance with Clause 6.1(a)(iv) exceeds or is less than the estimated amount thereof determined in accordance with Clause 5.1(e). If the amount of the QAL Net Working Capital Adjustment as so computed exceeds the estimated amount paid pursuant to Clause 5.1(e), Buyer shall pay an amount equal to the difference to Kaiser and KACC as part of the payment adjustment to be made under Clause 9. If the amount of the QAL Net Working Capital Adjustment as so computed is less than the estimated amount paid pursuant to Clause 5.1(e), Kaiser and KACC shall pay an amount equal to the difference to Buyer as part of the adjustment to be made under Clause 9.

      (c) Buyer and Kaiser will jointly request CAL to prepare (or cause to be prepared) and deliver to Kaiser a computation of the amount due including GST (as defined for purposes of Clause 22) to CAL from Kaiser as at the Effective Date for bauxite invoiced but not paid (the FINAL BAUXITE RECEIVABLES), such computation to be set out in reasonable detail. If the Final Bauxite Receivables exceeds the Estimated Bauxite Receivables, Kaiser will pay Buyer an amount equal to the difference as part of the payment adjustment to be made under Clause 9. If the Estimated Bauxite Receivables exceeds the Final Bauxite Receivables, Buyer will pay Kaiser an amount equal to the difference as part of the payment adjustment to be made under Clause 9.

6.2 The final purchase price for the Assets Sold and, if applicable, the GST Amount (the FINAL PURCHASE PRICE), will be computed in accordance with Clauses 3, 4, 5.1 and 22 based on the Closing Balance Sheet and on the computations and invoices delivered under Clause 6.1. For the avoidance of doubt, the Parties agree that there will be no purchase price adjustment due to implementation of changes in Australian accounting standards that may have occurred after December 31, 2003, including without limitation any such changes described in the Note appearing in Exhibit C.

6.3 If there is any dispute between the Parties as to the content or methodology of the Closing Balance Sheet or any computation delivered or to be made under this Clause 6, either Buyer or Kaiser may refer the matter to QAL's independent, external auditors. Any determination made by QAL's independent, external auditors will be conclusive and binding on the Parties (in the absence of manifest error). The costs of any such determination will be borne equally by Kaiser and Buyer.

7.    ASSUMED INTERESTS AND OBLIGATIONS

7.1 In connection with the sale of the Shares in QAL, with effect on and from the Effective Date, Kaiser and KACC hereby agree to assign to Buyer, and Buyer hereby agrees to accept and assume, all of the Assumed Interests and Obligations; it being understood that there are no cure amounts owed with respect to the agreements comprising the Assumed Interests and Obligations. To the extent that any cure amounts shall be determined to be due and owing pursuant to Section 365 of the Bankruptcy Code, Kaiser and KACC shall pay any such cure amounts.

7.2 Additionally, as of the Effective Date, Kaiser and KACC will cause KAII to assign to Buyer, and Buyer will assume all of KAII's obligations under the contracts listed on Exhibit D attached hereto (KAISER ALUMINA SALES CONTRACTS) subject to third party consents or acknowledgements in accordance with Clause 11.1(e); it being understood that there are no cure amounts owed with respect to the Kaiser Alumina Sales Contracts. To the extent that any cure amounts shall be determined to be due and owing pursuant to Section 365 of the Bankruptcy Code, Kaiser and KACC shall pay any such cure amounts. The Parties agree, however, that the rights assigned to Buyer under this Clause 7.2 shall not include the right to receive payment on trade receivables in respect of alumina inventory shipped prior to the Effective Date. In the event that Buyer receives payment in respect of any such trade receivables, it shall as soon as practicable remit such payment to KAII. Kaiser and KACC will cause KAII to ensure that no amendments are made to the Kaiser Alumina Sales Contracts without obtaining the prior written consent of Buyer; provided, however that no provision of this Clause 7.2 shall prohibit either Kaiser or KACC from taking actions in the ordinary course of business with respect to any such agreement or document so long as the economic effect of such actions does not extend beyond the Effective Date.

7.3 It is agreed, for the avoidance of doubt, that no consideration is payable by Buyer to Kaiser or KACC in respect of any rights forming part of the Assumed Interests and Obligations or under Kaiser Alumina Sales Contracts agreed to be assigned to Buyer under this Agreement or assigned to Buyer and Buyer's Parent under the Kaiser Assignment and Assumption Agreement and to Buyer under the KAII Assignment and Assumption Agreement, as applicable.

7.4   The assignments and assumptions described in this Clause 7 will be made:

      (a) in respect of Clause 7.1, under an assignment and assumption agreement in the form of Exhibit E (the KAISER ASSIGNMENT AND ASSUMPTION AGREEMENT) to be delivered on the Closing Date; and

      (b) in respect of Clause 7.2, under an assignment and assumption agreement in the form of Exhibit F (the KAII ASSIGNMENT AND ASSUMPTION AGREEMENT) to be delivered on the Closing Date.

7.5 Kaiser and KACC agree with the Buyer that between the date of execution of this Agreement and the Effective Date:

      (a) neither of them will, and they will procure that KAII does not, enter into any new contracts for the sale of Kaiser Alumina in addition to those listed in Exhibit D; and

      (b) neither of them will agree to any amendments being made to, or to any of the underlying documents which evidence, the Assumed Interests and Obligations without the prior written approval of the Buyer;

      if the economic effect of any such new contracts or amendments would extend beyond the Effective Date.

8.    CLOSING

8.1 The closing (the CLOSING) of the sale of the Assets Sold and the assumption of the Assumed Interests and Obligations will occur on the Effective Date if the Effective Date is a Business Day, or on the Business Day immediately following the Effective Date if the Effective Date is not a Business Day, at 11:00 am at the offices of the Deposit Escrow Agent, unless Buyer and Kaiser agree otherwise. The actual date on which the Closing is to occur is referred to as the CLOSING DATE.

8.2   (a)   Each of Kaiser and KACC (and Buyer, if it is a Participant or an
            affiliate of a Participant) will in the period between the date of signing this Agreement and the Closing Date use its commercially reasonable efforts to ensure that QAL conducts its business in the ordinary course of business consistent with past practices.

      (b) Each of KACC and Kaiser will ensure that deliveries of alumina by QAL to Kaiser under Article 17 of the Participants Agreement are made so as to ensure that on the Effective Date there is a positive quantity of Kaiser Alumina.

8.3   On the Closing Date:

      (a)   Kaiser will deliver to Buyer:

            (i)   a share certificate in respect of the Kaiser Shares in QAL;

            (ii) an instrument of transfer of the Kaiser Shares in QAL in registrable form duly executed by Kaiser and dated as of the Effective Date; and

            (iii) Tax Invoices as defined in the A New Tax System (Goods and
                  Services Tax) Act 1999 (Cth) (TAX INVOICE) in respect of the taxable supplies made by Kaiser under this Agreement unless the TOGC GST Ruling has been issued prior to the Effective Date; and

            (iv) a letter of resignation from each director appointed by Kaiser or KACC to the board of directors of QAL and from each member appointed to represent either Kaiser or KACC on each committee of the board of directors of QAL together with a memorandum in writing nominating those directors of Buyer as advised by Buyer to Kaiser or KACC at least 10 days prior to the Effective Date to the board of directors of QAL in compliance with Article 40(a) of the Articles of Association of QAL.

      (b)   KACC will deliver to Buyer:

            (i)   a share certificate for the KACC Share in QAL;

            (ii) an instrument of transfer of the KACC Share in QAL in registrable form duly executed by KACC and dated as of the Effective Date; and

            (iii) the Confidentiality Agreements referred to in Clause 12.10.

      (c) Buyer will deliver to Kaiser a Tax Invoice in respect of Buyer's assumption of the Gladstone Credit Allowances, if applicable.

      (d) The Parties will deliver the Kaiser Assignment and Assumption Agreement, as specified in Clause 7.4(a).

      (e) Buyer and KACC or its designee will deliver the Alumina Supply Agreement (the ALUMINA SUPPLY AGREEMENT), in the form of Exhibit G;

      (f) Buyer will deliver and KACC will procure KAII to deliver, the KAII Assignment and Assumption Agreement as specified in Clause 7.4(b).

      (g)   Buyer will procure Buyer's Parent to deliver the Parent Guarantee.

      (h) The parties shall deliver all of the consents received pursuant to Clauses 11.1(e), 11.2(f) and 11.3(d).

      (i) KACC will deliver the assignment of all of KACC's rights and the delegation of all of KACC's obligations under each of the Confidentiality Agreements to Buyer.

      (j) the Parties shall deliver, in form and substance reasonable satisfactory to Buyer:

            (i) the assignments to, and assumption by Buyer and/or Buyer's Parent, as applicable, of all the obligations of Kaiser and KACC, respectively, under the QAL Financing Agreements (other than obligations to be paid or performed prior to the Effective Date); and

            (ii) the assignments to, and assumption by Buyer and/or Buyer's Parent, as applicable, of all the obligations of Kaiser and KACC under the documents and other agreements listed on Exhibit L, and the documents and other agreements identified in Clauses (b), (f), (g), (h) and (i) of the definition of Assumed Interests and Obligations and, in the case of KAII, the Kaiser Alumina Sales Contracts.

      (k)   Upon the taking of the actions referred to in Clauses 8.3(a) to (j):

            (i) Buyer will deliver to Kaiser the Estimated Purchase Price (with interest as applicable) in US Dollars by wire transfer of immediately available funds to the account(s) notified to Buyer by Kaiser no later than three Business Days prior to the Closing Date; and

            (ii) KACC and Buyer will instruct the Deposit Escrow Agent to release the Deposit in accordance with Section 1.2 of the Deposit Escrow Agreement.

8.4 All the actions taken as required by Clause 8.3 will be deemed to be taken simultaneously on the Closing Date, and no one such action will be deemed to be completed until all such actions are completed. No such action will have effect, and the Closing will be deemed not to have occurred, until Kaiser has received verification of receipt of the amounts mentioned in Clauses 8.3(k). On receipt of such verification, Kaiser will immediately notify Buyer and will instruct the Document Escrow Agent to release the documents held by it in escrow.

8.5 The documents mentioned in Clause 8.3 will, after delivery under Clause 8.3, be held in escrow by the Document Escrow Agent, until released as contemplated by Clause 8.4 and provided for in the Document Escrow Agreement.

8.6 Once the Closing has occurred as contemplated by Clause 8.4, it will be deemed to have occurred as of the Effective Date.

8.7 At Buyer's request, Kaiser and KACC will do all other acts and things reasonably within their power to have Buyer registered as the holder of the Shares in QAL on the Closing Date. As between Kaiser, KACC and Buyer, ownership of the Shares in QAL will, if the Closing occurs, be transferred to Buyer with effect as of the Effective Date notwithstanding that the legal transfer of the Shares in QAL may be registered by QAL at a later date.

8.8 Following entry of the Sale Approval Order, the Parties will as promptly as practicable, and will use their respective commercially reasonable efforts to cause QAL to, do all other acts and things necessary or advisable such that, as of the Effective Date, all third party consents in respect of the agreements and other documents identified in Exhibit L and the agreements and other documents identified in Clauses (b), (f), (g),
      (h) and (i) of the definition of Assumed Interests and Obligations shall have been obtained.

9.    POST CLOSING

      (a) The Final Purchase Price for the Assets Sold including the final GST Amount, if any, will be computed as provided in Clause 6.2 and any payment adjustment necessary to reflect the aggregate net differences between:

            (i) the Base Share Price and the QAL Purchase Price (which includes the QAL Net Working Capital Adjustment and the Assumed Debt Adjustment);

            (ii) the Preliminary Kaiser Bauxite Price and the Final Kaiser Bauxite Price, as provided in Clause 6.1(b);

            (iii) the Preliminary Kaiser Alumina Price and the Final Kaiser
                  Alumina Price; and

            (iv) the Estimated Bauxite Receivables and the Final Bauxite Receivables;

            will, subject to Clause 9(b), be made by Kaiser or Buyer, as applicable, following written demand therefor sent no earlier than the date 30 days after the Effective Date, or, if that is not a Business Day, on the next Business Day (the ADJUSTMENT DATE). If the final GST Amount determined in accordance with Clause 6.1(b)(ii) differs from the amount paid under Clause 5.1(d), if any, then the Parties will issue GST adjustment notes as may be necessary to enable them to satisfy their respective GST obligations on the Adjustment Date.

      (b) In the event of a dispute being referred to QAL's independent, external auditors as provided in Clause 6.3, any necessary payment adjustment with respect to the amount disputed will be made on the date seven days after the final determination of such dispute by QAL's independent, external auditors, or if that is not a Business Day, on the next Business Day.

      (c) For the purposes of determining differences under paragraph (a) any amount computed or expressed in Australian Dollars will be converted to its US Dollar Equivalent on the date which is two Business Days prior to the Adjustment Date.

      (d) As between Buyer and Kaiser, Buyer will be responsible for paying any Bauxite Shipping Charges referred to in Exhibit B.

      (e)   [INTENTIONALLY OMITTED]

      (f) If the Final Purchase Price including the final GST Amount, if applicable, determined in accordance with Clause 9(a) exceeds the Estimated Purchase Price, Buyer shall pay the undisputed amount of such difference by wire transfer in immediately available funds to an account designated by Kaiser no later than 10 Business Days after Kaiser's written demand for such payment. If the Final Purchase Price including the final GST Amount, if applicable, is less than the Estimated Purchase Price, Kaiser shall pay the undisputed amount of such difference to Buyer by wire transfer in immediately available funds no later than 10 Business Days after Buyer's written demand for such payment. Neither Kaiser nor Buyer may make a demand for payment of such difference, written or otherwise, prior to the expiration of the time period referenced in Clause 9(a). Payment of any disputed amounts related to the determination of the Final Purchase Price including the final GST Amount, if applicable, shall be governed by the provisions of Clause 9(b).

10.   FOREIGN ACQUISITIONS AND TAKEOVERS ACT

10.1 Except for this Clause 10 and the other Clauses referred to in Clause 10.3, the provisions of this Agreement will not be binding unless and until either:

      (a) the Treasurer of the Commonwealth of Australia (the TREASURER) has not made an order under Part II of the Foreign Acquisitions and Takeovers Act 1975 (Cth) (the ACT) (other than an interim order under Section 22 of the Act which has expired) within the time limit specified in Section 26 of the Act; or

      (b) a notice in writing is issued by or on behalf of the Treasurer (without any term or condition which Buyer considers unacceptable) stating or to the effect that the Australian Government does not object to Buyer entering into this Agreement or acquiring an interest in the Shares in QAL, (whichever first occurs) in respect of a notice given by Buyer under that Act in relation to this Agreement.

10.2 Buyer will give the notice by it under the Act in relation to this Agreement mentioned in Clause 10.1 within 10 Business Days after the date of execution of this Agreement.

10.3  Except for this Clause 10, and Clauses 1, 17, 19, 20, 21, 23, 24, 25, 27,
      28 and 29, the provisions of this Agreement will be null and void and of no further effect if this Agreement does not become binding under this Clause.

11.   OTHER CONDITIONS PRECEDENT

11.1 The obligations of the Parties to consummate the transactions contemplated by this Agreement will be subject to the fulfillment on or prior to the Closing Date of the following conditions precedent (except to the extent they are waived by both Buyer and Kaiser and KACC):

      (a)   the obtaining of:

            (i) written advice from the Australian Competition and Consumer Commission that it does not propose to intervene in the transfer of the Shares in QAL;

            (ii) approvals, consents or authorisations from Governmental Entities under applicable competition legislation (such as the US Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), or other applicable laws or regulations that may limit or restrict the ability of the Parties to consummate the transactions contemplated by this Agreement, if any; and

            (iii) any approvals, consents or authorisations of Governmental
                  Entities for the transactions contemplated by this Agreement made necessary by a change in applicable law after the date of the Agreement, except where the failure to obtain any such authorisation would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on
                  (w) the ability of the Parties to consummate the transactions contemplated by this Agreement, or (x) the value of the Shares in QAL, or (y) the interests and rights included in the Assumed Interests and Obligations, or (z) the interests and rights, taken as a whole, under the Kaiser Alumina Sales Contracts;

      (b)   the Sale Approval Order shall have been entered and not stayed;

      (c) there shall be no order, writ, injunction or decree of any Governmental Entity on any of the Parties prohibiting, and there shall be no actions, suits or proceedings pending in, before or by any Governmental Entity (other than an action, suit or proceeding which Buyer determines, in good faith and after consultation with external counsel, is without merit), seeking to prohibit, or challenging the validity of, the transactions contemplated by this Agreement;

      (d) consents to the transactions contemplated by this Agreement necessary under the DIP Facility (the LENDER CONSENT) shall have been obtained;

      (e) consents or acknowledgements from the other parties thereto that are necessary, if any, under the Kaiser Alumina Sales Contracts shall have been obtained; and

      (f)   the Participants Consent shall have been received.

11.2 Buyer's obligations to consummate the transactions contemplated by this Agreement will (unless waived by Buyer) be conditional upon the following:

      (a) the representations and warranties of Kaiser and KACC in Clause 13 being true and correct in all material respects on the date of this Agreement and on and as of the Effective Date with the same force and effect as if made on and as of that date, except for:

            (i)   changes contemplated by this Agreement;

            (ii) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date); or

            (iii) to the extent that failure of a representation and warranty
                  (which was not actually known by Kaiser or KACC to be incorrect on the date of execution of this Agreement) to be so true and correct as of the Effective Date would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on (w) the ability of Kaiser and KACC to consummate the transactions contemplated by this Agreement, or (x) the value of the Shares in QAL, or (y) the interests and rights included in the Assumed Interests and Obligations, or (z) the interests and rights, taken as a whole, under the Kaiser Alumina Sales Contracts, and each of Kaiser and KACC having delivered to Buyer a certificate to that effect, dated as of the Effective Date, signed by a principal financial or accounting officer of Kaiser and KACC in form and substance reasonably satisfactory to Buyer;

      (b) each of Kaiser and KACC having performed or complied with all provisions of this Agreement to be performed or complied with by it on or prior to the Closing Date except where the failure to so have performed or complied would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on (w) the ability of Kaiser or KACC to consummate the transactions contemplated in this Agreement, or (x) on the value of the Shares in QAL, or (y) the interests and rights included in the Assumed Interests and Obligations, or (z) the interests and rights, taken as a whole, under the Kaiser Alumina Sales Contracts;

      (c) since the date hereof, there not having occurred any material adverse change in the business of QAL (including its assets) except for any changes:

            (i) resulting from changes in general economic or market conditions or changes that generally affect:

                  (A) the production of and market for alumina and/or aluminium generally; or

                  (B) businesses of the same type as the business conducted by QAL; or

            (ii) in the general level of expenditures required, necessary or desirable to be made in the operation of the business of QAL as it is currently being carried on;

      (d) the directors of QAL having duly resolved (i) (subject only to production of the documents referred to in Clause 8.3(a)(i) and (ii) and 8.3(b)(i) and (ii), the payment of stamp duty on the documents referred to in Clauses 8.3(a)(ii) and 8.3(b)(ii) and the occurrence of the Closing) to register the transfer of the Shares in QAL, to cancel the existing share certificates for the Shares in QAL, and to issue a new share certificate for the Shares in QAL in the name of Buyer; and (ii) to accept the resignation(s) of the directors appointed by Kaiser or KACC and to accept the written memorandum by Kaiser and/or KACC of the directors nominated by the Buyer;

      (e) no administrator having been appointed for QAL, no step preliminary to the appointment of an administrator having been taken, no application or order having been made or proceedings commenced or resolution having passed or proposed in a notice of meeting or application having been made to the court for the winding up, deregistration or dissolution of QAL, nor shall QAL have entered into any arrangement, compromise or composition with or assignment for the benefit of its creditors and QAL shall not be insolvent within the meaning of Section 95A of the Corporations Act 2001 of Australia; and

      (f)   receipt (in form and substance reasonably satisfactory to Buyer) of:

            (i) all consents required from the General Trustee and/or the Special Trustee (as defined in the Twenty Second Supplemental Trust Deed) for the delivery of the Kaiser Assignment and Assumption Agreement;

            (ii) consents to the assignment to, and assumption by the Buyer and/or Buyer's Parent, as applicable, of all the obligations of Kaiser and KACC, respectively, under the QAL Financing Agreements (other than obligations to be paid or performed prior to the Effective Date); and

            (iii) such other consents as Buyer deems reasonably necessary for the assignment to, and assumption by the Buyer and/or Buyer's Parent, as applicable, of all the obligations of Kaiser and KACC under the documents and other agreements listed on Exhibit L, and the documents and other agreements identified in Clauses (b), (f), (g), (h) and (i) of the definition of Assumed Interests and Obligations and, in the case of KAII, the Kaiser Alumina Sales Contracts.

11.3 Kaiser's and KACC's obligations to consummate the transactions contemplated by this Agreement will (unless waived by Kaiser) be conditional upon the following:

      (a) the representations and warranties of Buyer contained in Clause 14 being true and correct in all material respects on the date of this Agreement, and on and as of the Effective Date as if made on and as of that date, except for:

            (i)   changes contemplated by this Agreement;

            (ii) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date); or

            (iii) to the extent that failure of a representation and warranty
                  (which was not actually known by Buyer to be incorrect on the date of execution of this Agreement) to be so true and correct as of the Effective Date would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, or on the value of the consideration to be received by Kaiser and KACC under this Agreement, and Buyer having delivered to Kaiser a certificate to that effect, dated as of the Effective Date, signed by a principal financial or accounting officer of Buyer in form and substance reasonably satisfactory to KACC;

      (b) Buyer having performed or complied with all provisions of this Agreement to be performed or complied with by it on or prior to the Closing Date except where the failure to so have performed or complied would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated in this Agreement, or on the value of the consideration to be received by Kaiser and KACC under this Agreement; and

      (c) Buyer shall have paid to Kaiser, via wire transfer of immediately available funds, an amount equal to the Estimated Purchase Price, and Kaiser shall have received the Deposit from the Deposit Escrow Agent; and

      (d)   receipt of:

            (i) all consents required from the General Trustee and/or the Special Trustee (as defined in the Twenty Second Supplemental Trust Deed) for the delivery of the Kaiser Assignment and Assumption Agreement;

            (ii) consents, in form and substance reasonably satisfactory to Kaiser and KACC, to the assignment to, and assumption by the Buyer and/or Buyer's Parent, as applicable, of all the obligations of Kaiser and KACC, respectively, under the QAL Financing Agreements (other than obligations to be paid or performed prior to the Effective Date); and

            (iii) such other consents as Kaiser, KACC and KAII deem reasonably necessary for the assignment to, and assumption by the Buyer and/or Buyer's Parent, as applicable, of all the obligations of Kaiser and KACC under the documents and other agreements listed on Exhibit L, and the documents and other agreements identified in Clauses (b), (f), (g), (h) and (i) of the definition of Assumed Interests and Obligations and, in the case of KAII, the Kaiser Alumina Sales Contracts.

12.   FURTHER ASSURANCES AND OTHER MATTERS RELATING TO CONDITIONS PRECEDENT

12.1 Each of the Parties will use its commercially reasonable efforts to procure the satisfaction of all conditions precedent applicable to such Party, and will use its commercially reasonable efforts to assist the other Parties in procuring the satisfaction of all conditions precedent applicable to such other Parties.

12.2 Each Party will use its commercially reasonable efforts to obtain, as promptly as practicable, all approvals, consents and authorisations of all Governmental Entities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement (including those referred to in Clauses 10.1 and 11.1(a)) including responding to any inquiries, requests for additional information or other communications received from any Governmental Entity in connection with any such approvals, consents and authorisations.

12.3 Notwithstanding that a Party is not a Party which is obliged to use its commercially reasonable efforts to obtain an approval, consent or authorisation referred to in Clause 12.2, it will, to the extent reasonably requested, cooperate with the Parties which are so obliged with a view to obtaining such approval, consent or authorisation.

12.4 If prior to Closing any actions, suits or proceedings commenced against any Party (DEFENDING PARTY) or any other party, in any court, before or by any Governmental Entity, or before any arbitrator, seek to prohibit, or challenging the validity of, any of the transactions contemplated by this Agreement (PROCEEDINGS):

      (a) the Defending Party will diligently and in good faith defend the Proceedings against it and the Parties will co-operate in the defense of the Proceedings;

      (b) if the Proceedings are against a party other than a Party, the Parties will cooperate with a view to the Proceedings being properly defended; and

      (c) all reasonable legal costs and expenses incurred by any Party (after consultation with the other Parties) in performing its obligations under paragraph (a) or (b) will be borne equally between the Parties, except that KACC and Kaiser shall bear all of their own costs and expenses and any costs and expenses of KAII related to obtaining the entry of the Sale Process and Approval Motion, the Sale Approval Motion and the Sale Approval Order.

12.5 Each Party will take all necessary action to cause the conditions precedent referred to in Clauses 11.1, 11.2 and 11.3 to be satisfied as promptly as practicable, but in any event such that the Closing Date occurs no later than February 1, 2005.

12.6 Buyer will apply to the Australian Competition and Consumer Commission for the written advice referred to in Clause 11.1(a)(i) within 10 Business Days after the date of execution of this Agreement.

12.7 If Buyer is the Successful Bidder, Kaiser and KACC will promptly seek the entry of an order of the Bankruptcy Court, the terms and conditions of which shall be reasonably satisfactory to Kaiser, KACC and Buyer (the SALE APPROVAL ORDER), which shall provide, among other things, that (i) the transfers of the Assets Sold by Kaiser and KACC to Buyer pursuant to this Agreement (A) are legal, valid and effective transfers of the Assets Sold,
      (B) vest or will vest Buyer with all right, title and interest of Kaiser and KACC in and to the Assets Sold and to the other transactions contemplated by this Agreement free and clear of any claims (as that term is defined in Section 101(5) of the Bankruptcy Code), interests, obligations, rights, mortgages, pledges, security interests, liens, charges, judgments, demands and other encumbrances (including any right of setoff, recoupment, netting or deduction accrued up to the Closing Date), whether absolute or contingent, matured or not mature, in law or in equity pursuant to Section 363(f) of the Bankruptcy Code, except as specifically provided or contemplated herein, and (C) constitute transfer for reasonably equivalent value and fair consideration under the Bankruptcy Code; (ii) the transactions contemplated in this Agreement are undertaken by Buyer and Kaiser and KACC at arm's length, without collusion, and in good faith in accordance with the provisions of Sections 363 and 365, including Section 363(m) of the Bankruptcy Code; (iii) Kaiser and KACC have complied with the notice requirements of Rules 2002, 6004, 5005 and 9014 of the Federal Rules of Bankruptcy Procedure and any applicable rules of the Bankruptcy Court with respect to the transactions contemplated by this Agreement; and (iv) Kaiser and KACC have satisfied all the requirements of, and are authorized, pursuant to Section 363(b) and 365 of the Bankruptcy Code, to enter into this Agreement and consummate the transactions contemplated herein.

12.8 If in accordance with the Bidding Procedures, Buyer is determined to be the Successful Bidder, Kaiser and KACC shall (A) actively support, not oppose, and not object to, and use their commercially reasonable efforts to seek and obtain the approval of the Sale Approval Order and (B) cooperate with Buyer and its representatives in connection with seeking entry of the Sale Approval Order. Buyer shall use commercially reasonable efforts to assist Kaiser and KACC with responding to, and providing evidence with respect to, objections or challenges to the transactions contemplated by this Agreement.

12.9 Buyer, on the one hand, and KACC and Kaiser, on the other hand, shall, in respect of QAL, Kaiser's and KACC's ownership interest therein or the transactions contemplated by the Agreement:

      (a) provide each other with any assistance that may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes in respect of QAL, the respective ownership interests of the Parties therein and the transactions contemplated by this Agreement,

      (b) each retain and provide the others with any records or other information that may be relevant to that Tax Return, audit, examination or proceeding, and

      (c) provide each other with any final determination of any such audit, examination or proceeding that affects any amount required to be shown on any Tax Return of the other for any period.

      Without limiting the generality of the foregoing, Buyer, on the one hand, and KACC and Kaiser, on the other hand, shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all records or information that may be relevant to Tax Returns filed by any other Party for all Tax periods or portions thereof ending before or including the Closing Date.

12.10 KACC has previously entered into certain confidentiality agreements with Persons (including Buyer) that expressed interest in consummating the Transaction (collectively, the CONFIDENTIALITY AGREEMENTS). Copies of all such Confidentiality Agreements, redacted in order not to disclose the names of the other parties thereto, have been provided to Buyer. Between the date of this Agreement and the Closing Date, KACC shall not enter into any additional such Confidentiality Agreements except pursuant to the Bidding and Auction Procedures. Any additional Confidentiality Agreements must be substantially in the form of the existing Confidentiality Agreements. Upon the occurrence of the Closing, KACC shall assign to Buyer all of its rights and delegate all of its obligations under each of such Confidentiality Agreements, and Buyer shall accept such assignment of rights and shall assume and perform all of such obligations of KACC under each of such Confidentiality Agreements.

12.11 Kaiser and KACC shall after execution of this Agreement and up to the Effective Date:

      (a) promptly place into the data room maintained for the purposes of the Transaction, a copy of (i) each notice of meeting of the shareholders of QAL, along with all accompanying papers; (ii) each notice of meeting of the board of directors of QAL and of any committee of the board of directors of QAL, along with all accompanying papers; and (iii) copies of all accounts, including all management accounts, and of all management reports issued by QAL;

      (b) promptly on all decisions required to be made at any shareholders meeting of QAL or at any meeting of the board of directors of QAL and of any committee of the board of directors of QAL, consult with and (i) to the extent consistent with such directors' fiduciary duties vote in accordance with the directions of the Buyer which in any way (x) impact upon the Transaction; (y) relate to operational and financial policy matters of QAL on, and from, the Effective Date; and (z) any decision which requires either all, or three fourths, of the voting power of the board of directors of QAL; and
            (ii) on all other decisions, take into account the views of the Buyer;

      (c) promptly notify Buyer of the occurrence of any event that, to the Knowledge of Kaiser or KACC, is expected to lead to a breach of any representation or warranty set out in Clause 13; and

      (d) promptly notify the Buyer in writing of all events, circumstances, facts and occurrences of which Kaiser or KACC has received written notice which challenge the transactions contemplated hereby or the entry of the Sale Approval Order. Kaiser and/or KACC shall promptly notify Buyer of the commencement of any investigation, inquiry or review of which Kaiser or KACC has received written notice by any Governmental Entity with respect to QAL or if any such Governmental Entity notifies Kaiser or KACC in writing that it contemplates such investigation, inquiry or review, to the Knowledge of either Kaiser or KACC becomes contemplated.

12.12 Between the date of this Agreement and the date on which Kaiser and KACC have duly performed their respective obligations hereunder, Kaiser and KACC shall take such actions as are necessary to provide that their respective plans of reorganization or plans of liquidation in conjunction with the Bankruptcy Cases will not alter the rights and obligations of the Parties under this Agreement, or affect the validity and continuing force and effect of this Agreement.

12.13 For a period of twenty-four (24) months following the Closing Date, neither Kaiser nor KACC shall without the prior written consent of Buyer, reveal or make accessible to any Person (other than disclosures of information to the statutory committee of unsecured creditors appointed in the Bankruptcy Cases for purposes of dealing with any disputes relating to the transactions contemplated by this Agreement) any confidential information relating to the Assets Sold. For purposes of this Clause 12.13, the term "confidential information" shall not include information
      (a) which is already available to the public or becomes available to the public other than as a result of a breach of this Clause 12.13, (b) which is the proprietary information of Kaiser or KACC, or (c) which is used by Kaiser or KACC or any of their Affiliates in conjunction with any of its or their respective businesses. Notwithstanding the foregoing, Kaiser or KACC may disclose such confidential information to the extent required to comply with any valid or effective subpoena or order issued by a Governmental Entity, with applicable law or regulation or with any requirement of any exchange upon which the securities of any of Kaiser or KACC or any of their Affiliates are traded; provided that in the event Kaiser or KACC receives any such request or demand to disclose all or any part of the confidential information, such party shall promptly notify Buyer of the existence and terms of such request or demand, and, at Buyer's request and reasonable expense, shall cooperate with buyer to obtain a protective order or other appropriate remedy to maintain the confidentiality of such information; and, provided further, if such party is required to disclose confidential information for any such reason, such party shall disclose only such portion thereof which, in the opinion of its legal counsel, it is legally required to disclose, and shall use its commercially reasonable efforts to obtain confidential treatment of such disclosed information.

13.   REPRESENTATIONS AND WARRANTIES BY KAISER AND KACC

13.1  Kaiser and KACC each represents and warrants to the Buyer as follows:

      (a) each of Kaiser and KACC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, except where the failure to be in good standing will not adversely affect the ability of Kaiser and KACC to perform all of their respective obligations hereunder, and, following receipt of all necessary approvals of the Bankruptcy Court, will have duly authorized, executed and delivered this Agreement and will have all necessary power and authority to perform all of its obligations hereunder;

      (b) Subject to receipt of consents under the DIP Facility, Kaiser is the legal and beneficial owner, free from Liens, of the Kaiser Shares in QAL (except as otherwise provided in the Consortium Documents), Kaiser will be the legal and beneficial owner, free from Liens, of the Kaiser Shares in QAL, the Kaiser Bauxite and the Kaiser Alumina on the Effective Date (except as otherwise provided in the Consortium Documents), Kaiser will, if the Closing occurs, transfer to Buyer legal and beneficial ownership of the Kaiser Shares in QAL, the Kaiser Bauxite and the Kaiser Alumina, and there are no outstanding options, warrants or other rights to subscribe for or acquire from Kaiser the Kaiser Shares in QAL, the Kaiser Bauxite and the Kaiser Alumina (except as otherwise provided in the Consortium Documents);

      (c) Subject to receipt of consents under the DIP Facility, KACC is the legal owner and Kaiser is the beneficial owner, free from Liens, of the KACC Share in QAL (except as otherwise provided in the Consortium Documents), KACC will be the legal owner and Kaiser will be the beneficial owner, free from Liens, of the KACC Share in QAL on the Effective Date (except as otherwise provided in the Consortium Documents), KACC and Kaiser will, if the Closing occurs, transfer to Buyer legal and beneficial ownership of the KACC Share in QAL, and there are no outstanding options, warrants or other rights to subscribe for or acquire from KACC or Kaiser the KACC Share in QAL (except as otherwise provided in the Consortium Documents);

      (d) Kaiser and KACC are the beneficial owners, free from Liens (except as otherwise provided in the Consortium Documents), of their respective interests in the agreements and other documents identified on Exhibit L and in Clauses (b), (f), (g), (h) and (i) of the definition of Assumed Interests and Obligations and Kaiser and KACC will, if the Closing occurs, transfer to Buyer good title to the extent of the Assumed Interests and Obligations;

      (e) neither the execution, delivery or performance of this Agreement by Kaiser or KACC or the agreements referred to in Clauses 8.3(d), (e),
            (f), (i) and (j) by Kaiser, KACC or KAII, nor the consummation by Kaiser, KACC or KAII of the transactions contemplated hereby or thereby, will

            (i) assuming all necessary approvals, consents or authorisations from Governmental Entities referred to in Clauses 11.1(a) and 11.1(b) are obtained, conflict with, violate or result in a breach of any material judgment, decree, award or order of any court, other competent tribunal or arbitrator applicable to Kaiser, KACC or KAII; or

            (ii) conflict with, or result in a breach of, any provision of the charter or by-laws of Kaiser or KACC or of any material agreement, contract or commitment to which Kaiser, KACC or KAII is a party or by which it is bound, or constitute a default thereunder (assuming the receipt of the Lender Consent), which conflict, breach or default would impair its ability to comply with the material terms and conditions of this Agreement or the agreements referred to in Clauses 8.3(d), (e), (f), (i) or (j) or to consummate the transactions contemplated hereby or thereby;

      (f) there are no actions, suits, proceedings or governmental investigations pending or, to the Knowledge of either Kaiser or KACC, threatened against or affecting Kaiser, KACC or KAII which might reasonably be expected to impair materially their respective ability to comply with the terms and conditions of this Agreement or the agreements referred to in Clauses 8.3(d), (e), (f), (i) or (j) or to consummate the transactions contemplated hereby or thereby.

      (g)   Kaiser has:

            (i)   a Project Percentage of 20.0%;

            (ii)  an Initial Plant Call Capacity Percentage of 31.1198%;

            (iii) a First Expanded Plant Call Capacity Percentage of 12.2593%;

            (iv)  a Second Expanded Plant Call Capacity Percentage of 15.0884%;

            (v)   a Third Expanded Plant Call Capacity Percentage of 16.5408%;
                  and

            (vi)  a Fourth Expanded Plant Call Capacity Percentage of 20.0%;

      (h) Exhibit H sets out information supplied by QAL to Kaiser as to the written down tax values of QAL's assets as of December 31, 2003 (in relation to the Assumed Interests and Obligations) in respect of each Plant in accordance with Appendix B of the Participants Agreement, and to the Knowledge of Kaiser, Exhibit H is accurate in all material respects;

      (i) neither Kaiser nor KACC is in material default in the performance of any of its material obligations under the agreements and other documents identified on Exhibit L and in Clauses (b), (f), (g), (h) and (i) of the definition of Assumed

            Interests and Obligations, including its obligations to make or guarantee advances to QAL on open book account or pay Gladstone Credit Allowances;

      (j) Except as disclosed in Schedule 13.1(j), KAII is not in breach of, or in default under, any of the Kaiser Alumina Sales Contracts, and, to the Knowledge of KACC and Kaiser, no other party to a Kaiser Alumina Sales Contract is in breach thereof or default thereunder, except where any such breaches or defaults would not have, individually or in the aggregate, a material adverse effect on the benefits to be realized by KAII, or the obligations of KAII under, the Kaiser Alumina Sales Contracts.

      (k)   Kaiser has no Working Capital Loans or Improvement Notes;

      (l) since January 1, 2003, Kaiser has not elected to use the delivery method referred to in Article 13(C)(ii) of the Participants Agreement;

      (m) there is no current reduction by Kaiser of the rate at which QAL is to toll bauxite into alumina for it under Article 14(A) of the Participants Agreement, and Kaiser has not currently elected to take Available Option Tonnage under Article 14(C) of the Participants Agreement;

      (n) Kaiser has not incurred any Standby Tonnage which may currently be recalled under Article 16(A) of the Participants Agreement;

      (o) Kaiser has not requested any Alumina Delivery Special Facilities under Article 17(L) of the Participants Agreement in respect of which Alumina Delivery Charges are currently payable;

      (p) Kaiser has given no notice under Article 21 of the Participants Agreement;

      (q) Kaiser has given no notice under Article 34(A) of the Participants Agreement;

      (r)   Kaiser is not a Defaulting Participant and, except as set forth on
            Schedule 13.1(r), it has not received any Special Notice from QAL under Article 35 of the Participants Agreement; and

      (s) there is no current dispute between QAL and Kaiser or KACC under or in respect of the Gladstone Agreements.

13.2 With respect to QAL, each of Kaiser and KACC represents and warrants to Buyer, to its Knowledge, as follows:

      (a) as of the date of this Agreement, the authorized capital stock of QAL consists of (i) 442,400 Class A ordinary shares (CLASS A ORDINARY SHARES), (ii) 473,122 Class B ordinary shares (CLASS B ORDINARY SHARES), (iii) 442,400 Class C ordinary shares (CLASS C ORDINARY SHARES), and (iv) 854,078 Class D Ordinary Shares (CLASS D ORDINARY SHARES and, together with the Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares, the ORDINARY SHARES);

      (b) all of the Ordinary Shares have been issued and are outstanding and fully paid;

      (c) there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating QAL to issue any additional shares of capital stock of any class or any other securities of any kind;

      (d) QAL does not own, directly or indirectly, any capital stock or equity securities or have any direct or indirect equity ownership interest in any Person;

      (e) attached as Schedule 13.2(e) are the Audited Financial Statements of QAL. The Audited Financial Statements (x) have been prepared in accordance with the books and records of QAL, (y) are presented in accordance with the Corporations Act 2001 in Australia, Accounting Standards and other mandatory financial reporting requirements in Australia, and the Corporations Regulations 2001, and (z) give a true and fair view, as required by the Corporations Act 2001, of the financial position of QAL as at December 31, 2003, and of its performance for the year ended on that date;

      (f)   since the Balance Sheet Date, except as listed or described on
            Schedule 13.2(f), (i) QAL has not conducted its business in a manner outside the ordinary course of business in any material respect, and
            (ii) no event has occurred that would reasonably be expected to have a material adverse effect on the business, assets or condition (financial or otherwise) of QAL;

      (g) except as listed or described on Schedule 13.2(g), QAL's conduct of its business is in compliance with all applicable legislation, except where noncompliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of QAL (including its assets);

      (h) except as listed or described on Schedule 13.2(h), there are no civil, criminal or administrative actions or suits pending or threatened against QAL, arising out of or relating to the conduct of QAL's business or otherwise pertaining to or affecting the Assets Sold that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of QAL (including its assets), if decided adversely.

13.3 In addition to the express limitations on certain of the representations and warranties of Kaiser and KACC herein as being to their Knowledge, all of Kaiser and KACC's representations and warranties in this Agreement are limited and qualified, and the ability of Buyer to bring any claim under this Agreement whether under Clause 15.1 or otherwise, are prohibited by matters which were disclosed to Buyer or came to the Knowledge of Buyer prior to the execution of this Agreement as a result of Buyer's investigation of the Assets Sold, the Assigned Interests and Obligations or the Kaiser Alumina Sales Contracts.

13.4 Without affecting Clause 15.1, no claim may be made by Buyer in respect of any representation or warranty by Kaiser or KACC contained in this Agreement, or the certificate required by Clause 11.2(a), after the date twelve (12) months after the Effective Date.

14.   REPRESENTATIONS AND WARRANTIES BY BUYER

14.1 Buyer represents and warrants to and agrees with Kaiser and KACC as follows:

      (a) Buyer has been duly incorporated and is validly existing as a company under the laws of the British Virgin Islands and has duly authorized, executed and delivered this Agreement and has all necessary power and authority to perform all of its obligations hereunder.

      (b) neither the execution, delivery or performance of this Agreement or the agreements referred to in Clauses 8.3(d), (e), (f), (i) and (j) by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will

            (i) assuming all necessary approvals, consents or governmental authorisations from Governmental Entities referred to in Clause 10.1 and Clause 11.1(a) are obtained, conflict with, violate or result in a breach of any judgment, decree, award or order of any court, other competent tribunal or arbitrator applicable to Buyer; or

            (ii) conflict with, or result in a breach of, any of the terms, conditions or provisions of the organizational documents of Buyer, or of any agreement, contract or commitment to which Buyer is a party or by which it is bound, or constitute a default thereunder, which conflict, breach or default would materially impair its ability to comply with the material terms and conditions of this Agreement or the agreements referred to in Clause 8.3(d), (e), (f), (i) and (j) or to consummate the transactions contemplated hereby or thereby;

      (c) there are no actions, suits, proceedings or governmental investigations pending or, to the Knowledge of Buyer, threatened against or affecting Buyer which might reasonably be expected to impair materially its ability to comply with the terms and conditions of this Agreement or the agreements referred to in Clauses 8.3(d), (e), (f), (i) and (j) or to consummate the transactions contemplated hereby or thereby; and

      (d) to the best Knowledge of Buyer, no administrator has been appointed to Buyer, no step preliminary to the appointment of an administrator has been taken, no application or order has been made or proceedings commenced or resolution been passed or proposed in a notice of meeting or application been made to the court for the winding up, deregistration or dissolution of Buyer, nor has Buyer entered into any arrangement, compromise or composition with or assignment for the benefit of its creditors and Buyer is not insolvent within the meaning of Section 95A of the Corporations Act 2001 of Australia.

14.2 Buyer acknowledges that: (a) Buyer or its representatives have been furnished with all information regarding Kaiser, KACC, QAL, QAL's business, the Assets Sold, the Assumed Interests and Obligations and the Kaiser Alumina Sales Contracts that has been placed into the data room maintained for the purposes of the Transaction; (b) Buyer has had an opportunity to make any inspections of QAL's facilities that Buyer has desired and to ask questions of and receive answers from Kaiser, KACC and their respective representatives regarding Kaiser, KACC, QAL, QAL's business, the Assets Sold, the Assumed Interests and Obligations and the Kaiser Alumina Sales Contracts; and (c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND (INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY OR FITNESS OF THE ASSETS SOLD FOR THEIR INTENDED PURPOSES OR ANY PARTICULAR PURPOSE), EXPRESSED OR IMPLIED, WITH RESPECT TO KAISER, KACC, QAL, QAL'S BUSINESS, THE ASSETS SOLD, THE ASSUMED INTERESTS AND OBLIGATIONS OR THE KAISER ALUMINA SALES CONTRACTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, KAISER AND KACC MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES RELATING TO THE FUTURE RESULTS OF OPERATIONS, CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT OF ANY OF THEM) OF QAL OR QAL'S

      BUSINESS OR (II) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES REGARDING KAISER, KACC, QAL, QAL'S BUSINESS, THE ASSETS SOLD, THE ASSUMED INTERESTS AND OBLIGATIONS OR THE KAISER ALUMINA SALES CONTRACTS. Buyer further acknowledges that this Agreement is subject to any applicable order or act of the Bankruptcy Court.

14.3 Buyer has unencumbered cash on hand or has or will have credit arrangements with financially responsible third parties, or a combination thereof, in an aggregate amount sufficient, when combined with the Deposit, to enable it to pay the Final Purchase Price including the final GST Amount, if applicable, and all fees and expenses payable by it in connection with this Agreement and the transactions contemplated hereby.

14.4 Without affecting Clause 15.2, no claim may be made by Kaiser or KACC in respect of any representation and warranty by Buyer contained in this Agreement, or the certificate required by Clause 11.3(a), after the date eighteen (18) months after the Effective Date.

15.   INDEMNITIES

15.1 Each of Kaiser and KACC hereby indemnifies and agrees to hold harmless Buyer and its officers, directors, partners, managers, members, representatives, employees, agents, successors and assigns (BUYER INDEMNIFIED PARTIES) from and against all Liabilities (including reasonable legal fees and expenses, accounting fees and investigation costs) arising directly or indirectly from or in connection with:

      (a) any failure by Kaiser or KACC to perform or comply with this Agreement or the Kaiser Assignment and Assumption Agreement, or any failure by KAII to perform or comply with the KAII Assignment and Assumption Agreement; or

      (b) any breach by Kaiser or KACC of any representation or warranty in Clause 13.

      No claim may be made under this Clause 15.1 after the date eighteen (18) months after the Effective Date or with respect to performance or compliance with this Agreement, the Kaiser Assignment and Assumption Agreement, or the KAII Assignment and Assumption Agreement, the date on which such performance or compliance is required by the terms thereof, if later.

15.2 Buyer hereby indemnifies and agrees to hold harmless Kaiser and KACC and their respective officers, directors, partners, managers, members, representatives, employees agents, successors and assigns (including any creditors and creditors' representatives pursuant to the Bankruptcy Cases) (KAISER INDEMNIFIED PARTIES) from and against all Liabilities (including reasonable legal fees and expenses, accounting fees and investigation costs) arising directly or indirectly from or in connection with:

      (a) any failure by Buyer to perform or fully comply with this Agreement (other than Liabilities governed by Clause 15.3); or

      (b)   any breach by Buyer of any representation or warranty in Clause 14.

      No claim may be made under this Clause 15.2 after the date eighteen (18) months after the Effective Date or with respect to performance or compliance with this Agreement, the date on which such performance or compliance is required by the terms hereof, if later.

15.3 Buyer hereby indemnifies and agrees to hold the Kaiser Indemnified Parties harmless from and against all Liabilities (including reasonable legal fees and expenses, accounting fees and investigation costs) arising directly or indirectly from any breach by Buyer, on or after the Effective Date of any of its obligations under the Kaiser Assignment and Assumption Agreement or the KAII Assignment and Assumption Agreement, or the failure of Buyer to pay, discharge or perform any of the obligations included in the Assumed Interests and Obligations. It is expressly understood and agreed that the indemnity obligation set forth in this Clause 15.3 will survive forever, regardless of any applicable statute of limitations or otherwise.

15.4 Each of Kaiser and KACC hereby indemnifies and agrees to hold the Buyer Indemnified Parties harmless from any Liability (including reasonable legal fees and expenses, accounting fees and investigation costs) incurred by Buyer after the Effective Date in respect of any Tax payable by QAL in relation to the operations, acts or omissions of QAL before the Effective Date (except to the extent the Tax was accrued in the accounts of QAL as at the Effective Date or was otherwise taken into account by QAL before the Effective Date), but only to the extent that the Liability relates to Buyer's purchase of the Shares in QAL or the Assumed Interests and Obligations.

15.5  If an amount payable under Clause 15.4:

      (a) arises because of a reduction in QAL's ability to fully claim a Tax Offset Item at one time, but QAL can claim the Tax Offset Item at different points in time; or

      (b) relates to the payment of Tax by QAL for which it can claim a Tax Offset Item, then the amount payable under Clause 15.4 will be reduced by an amount calculated by discounting the Tax Offset Item which QAL can claim, multiplied by the applicable corporate tax rate, to its net present value at the time for payment under Clause 15.4 at LIBOR and apportioning that amount to reflect Buyer's purchase of the Shares in QAL, the Assumed Interests and Obligations, or the Kaiser Alumina Sales Contracts.

15.6  If:

      (a) QAL has paid Tax on or before the Effective Date in relation to operations, acts or omissions on or before the Effective Date (PRIOR
            TAX); and

      (b) after the Effective Date, QAL receives a refund of any Prior Tax paid (TAX REFUND),

      then Buyer will pay Kaiser an amount representing the benefit to Buyer of the Tax Refund, but only to the extent that the benefit relates to Buyer's purchase of the Shares in QAL or the Assumed Interests and Obligations and only to the extent that the Tax Refund was not disclosed in the accounts of QAL as at the Effective Date.

15.7 In addition to any Buyer Indemnity Payment under Clause 15.4, Kaiser will pay, and KACC will ensure that Kaiser pays, to Buyer a once-only gross up payment equal to the additional income or capital gains taxes payable by Buyer or a Buyer Entity as a result of its receipt of the Buyer Indemnity Payment or any additional income or capital gains taxes that would have been payable by Buyer or a Buyer Entity had a Tax Offset Item not been applied by Buyer or the Buyer Entity to reduce or limit a liability to such tax.

15.8 In addition to any Kaiser Indemnity Payment under Clause 15.6, Buyer will pay to Kaiser a once-only gross up payment equal to the additional income or capital gains taxes payable by Kaiser or a Kaiser Entity as a result of its receipt of the Kaiser Indemnity Payment or any additional income or capital gains taxes that would have been payable by Kaiser or a Kaiser Entity had a Tax Offset Item not been applied by Kaiser or the Kaiser Entity to reduce or limit a liability to such tax.

15.9 The calculations required for the purposes of Clauses 15.4 to 15.8 inclusive will be prepared by QAL's independent, external tax accountants and submitted to Kaiser and Buyer for review. If Kaiser or Buyer dispute any such calculation, they will confer to try to resolve the dispute. If Kaiser and Buyer cannot resolve such dispute, Kaiser and Buyer will refer the matter to an agreed firm of tax accountants (or if they do not agree, and at the request of Buyer or Kaiser, to a firm of tax accountants practicing nationally in Australia or internationally nominated by the President of the Institute of Chartered Accountants in Australia or his nominee) to act as an independent expert. Any determination made by the independent expert will be conclusive and binding on the Parties (in the absence of manifest error). The costs of the original calculations and any subsequent determination will be borne equally by Kaiser and Buyer.

15.10 Any payment required by Clauses 15.4 to 15.9 inclusive will be made 30 days after the final determination of any such payment, or if that is not a Business Day, on the next Business Day. No cash payment will be made to a Party under Clauses 15.4 to 15.9 unless and then only to the extent that the cumulative amount owing to it under Clauses 15.4 to 15.9 inclusive, net of the cumulative amount owing by it under Clauses 15.4 to 15.9 inclusive, exceeds US$1,000,000. For that purpose, any such payment will be converted to US Dollars at its US Dollar Equivalent on the date two Business Days prior to the date on which it is to be paid.

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

15.11 Notwithstanding anything to the contrary contained in this Agreement:

      (a) no Buyer Indemnified Party shall be entitled to receive any amount in respect of breaches of representations and warranties made by Kaiser or KACC in Clause 13.1(d) to (s) (inclusive) and Clause 13.2 of this Agreement except to the extent, and only to the extent, that
            (i) the amount of such Liabilities in respect of a single inaccuracy or breach exceeds US$250,000 (DE MINIMIS THRESHOLD) and (ii) the aggregate amount of all such Liabilities incurred by the Buyer Indemnified Parties, exclusive of any and all such Liabilities for which indemnification is not available as a result of Clause (i), exceeds US$500,000 (BASKET), in which case Kaiser and KACC will only be liable for that excess. The aggregate liability of Kaiser and KACC with respect to Liabilities incurred by Buyer Indemnified Parties as a result of breaches of representations and warranties made by Kaiser or KACC in (i) Clause 13.1(a) to (c) other than Title Claims, (ii) Clause 13.1(d) to (s) (inclusive) and (iii) Clause 13.2 shall not exceed US$10,000,000. The aggregate liability of Kaiser and KACC with respect to Liabilities incurred by Buyer Indemnified Parties as a result of breaches of representations and warranties made by Kaiser and KACC in Clause 13.1(a) to (c) in respect of Title Claims shall not exceed the Final Purchase Price (excluding any GST payable on relevant supplies).

      (b) no Buyer Indemnified Party shall be entitled to indemnification from Kaiser or KACC for any Liabilities (i) unless and until Buyer and its affiliates have pursued to final conclusion all claims for insurance available with respect to those

            Liabilities and (ii) to the extent of the amount of insurance recovered by Buyer or its affiliates with respect to those Liabilities.

      (c) no Kaiser Indemnified Party shall be entitled to receive any amount in respect of breaches of representations and warranties made by Buyer in this Agreement except to the extent, and only to the extent, that (i) the amount of Liabilities in respect of a single inaccuracy or breach exceeds the De Minimis Threshold and (ii) the aggregate amount of all Liabilities incurred by the Kaiser Indemnified Parties, exclusive of any and all Liabilities for which indemnification is not available as a result of Clause (i), exceeds the Basket amount, in which case Buyer will only be liable for that excess. The aggregate liability of Buyer with respect to Liabilities incurred by Kaiser Indemnified Parties as a result of breaches of representations and warranties shall not exceed US$10,000,000.

      (d) no Kaiser Indemnified Party shall be entitled to indemnification from Buyer for any Liabilities (i) unless and until Kaiser and its affiliates have pursued to final conclusion all claims for insurance available with respect to those Liabilities and (ii) to the extent of the amount of insurance recovered by Kaiser or its affiliates with respect to those Liabilities.

15.12 (a)   If a Party (an INDEMNIFIED PARTY) becomes aware after the Effective
            Date of any fact, circumstance or matter which gives rise to or could give rise to a claim by such Indemnified Party against any other Party (an INDEMNIFYING PARTY) under any indemnity in this Clause 15 (an INDEMNIFICATION CLAIM) the Indemnified Party will:

            (i) promptly give the Indemnifying Party a notice (NOTICE OF CLAIM) full details of the fact, circumstance or matter giving rise to the Indemnification Claim, and the Indemnified Party's calculation or estimation of the loss suffered;

            (ii) until giving the Notice of Claim, take reasonable steps to mitigate any loss which does or may give rise to a claim against the Indemnified Party for which indemnification may be sought;

            (iii) not make any admission of liability, agreement or compromise with any person in relation to the fact, circumstance or matter without first consulting with and obtaining the approval of the Indemnifying Party (such approval not to be unreasonably withheld);

            (iv) give the Indemnifying Party and its professional advisers reasonable assistance to enable it and its professional advisers to assess the fact, circumstance or matter and its consequences and the loss suffered by the Indemnified Party; and

            (v) at the Indemnifying Party's expense, take all action in good faith and with due diligence that the Indemnifying Party (acting reasonably and in consultation with the Indemnified Party) directs to avoid, remedy or mitigate the consequences of the fact, circumstances or matter including disputing, defending, appealing or compromising legal proceedings.

      (b) The Indemnifying Party will indemnify the Indemnified Party against any Liability incurred by the Indemnified Party in respect of action taken by the

            Indemnified Party at the direction of the Indemnifying Party under Clause 15.12(a)(v).

      (c) Delay by an Indemnified Party to give a Notice of Claim to the Indemnifying Party as required under Clause 15.12(a)(i) shall not relieve the Indemnifying Party from any liability that it may have to an Indemnified Party hereunder to the extent the Indemnifying Party is not prejudiced by such delay.

      (d) A Notice of Claim shall be given by the Buyer Indemnified Parties with respect to all Indemnification Claims satisfying the De Minimis Threshold, whether or not the Basket has been reached.

      (e) The Indemnified Party will furnish to the Indemnifying Party such information (in reasonable detail) it may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

      (f) In the event any Indemnification Claim set forth in the Notice of Claim is a claim asserted against an Indemnified Party by a third party, the Indemnifying Party will be entitled to meaningfully participate in the defense of such claim and, upon delivery by the Indemnifying Party to the Indemnified Party of written notice, the Indemnifying Party may assume and control the defense thereof with counsel of its choice, and thereafter the Indemnifying Party will not be liable to the Indemnified Party hereunder for any fees of other counsel subsequently accrued by the Indemnified Party in connection with the defense thereof. In the event a Notice of Claim is delivered under this Clause 15, the Indemnifying Party and the

            Indemnified Party will cooperate fully with each other in connection with the defense, negotiation or settlement of the Indemnification Claim covered by such Notice of Claim. If the Indemnifying Party assumes the defense of an action, (i) the Indemnified Party will be entitled to participate therein at its sole cost and expense and
            (ii) no settlement or compromise thereof may be effected by the Indemnified Party without the consent of the Indemnifying Party, such consent not to be unreasonably withheld. If the Indemnifying Party does not assume the defense of an action, no compromise or settlement thereof may be effected at the expense of the Indemnifying Party without the consent of the Indemnifying Party, such consent not to be unreasonably withheld.

15.13 No Indemnifying Party shall have any liability under any provision of this Agreement for any Liabilities to the extent, but only to the extent, that such Liabilities relate to actions taken or omitted to be taken by the Indemnified Party after the Closing to the extent the Indemnified Party knew or reasonably should have known that its actions taken or omitted to be taken could reasonably be expected to give rise to Liabilities, and in no event shall any Indemnifying Party be liable for punitive, consequential, special, indirect, incidental or exemplary damages, whether for lost profits, lost revenues, injury to property, injury to reputation, loss of data, loss of use or otherwise.

15.14 Each Indemnified Party acknowledges and agrees that the sole and exclusive remedy of its respective Indemnified Parties from and after the Closing with respect to Liabilities and any and all claims for any breach or liability under this Agreement or any other agreement, instrument or certificate executed or entered into in connection herewith or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be solely in accordance with, and limited by, the indemnification provisions set forth in this Clause 15. In furtherance of the foregoing, each Indemnified Party hereby waives on its own behalf and on behalf of each other applicable Buyer Indemnified Party, to the fullest extent permitted under applicable legislation, any and all rights, claims and causes of action it or they may have against the Indemnifying Parties and their respective officers, directors, partners, managers, members, representatives, employees, agents, successors and assigns (including, in the case of Kaiser and KACC, the creditors and creditors' representatives pursuant to the Bankruptcy Cases) arising under or based upon any legislation.

16.   CURRENCY CONVERSIONS

      Where any amount under this Agreement is computed or expressed in Australian Dollars, for the purposes of any payment or adjustment that amount will be converted to its US Dollar Equivalent on the date two Business Days prior to the time for payment or adjustment as provided for in this Agreement.

17.   GOVERNING LAW; SUBMISSION

17.1 The governing law of this Agreement is the internal law of the State of New York, USA, without regard to principles of conflict of laws.

17.2  (a)   The Bankruptcy Court will have jurisdiction over any dispute arising out of or related to the transactions contemplated by this Agreement through the date of entry of the order approving the final decree in the last of the Bankruptcy Cases to be resolved. The parties to this Agreement consent to the exclusive jurisdiction of the Bankruptcy
            Court (and of the appropriate appellate courts therefrom) in any such dispute or action related thereto, and irrevocably waive, to the fullest extent permitted by applicable legislation, any objection that they may now or hereafter have to the laying of the venue of any such dispute in the Bankruptcy Court or that any such dispute brought in the Bankruptcy Court has been brought in an inconvenient forum.

      (b) Subject to the consent to the jurisdiction of the Bankruptcy Court described in Clause 17.2(a), each of the Parties irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of the State of New York, or if such court refuses to accept or does not have subject matter jurisdiction, then to the Supreme Court of the State of New York sitting in the County of New York, and the appellate courts having jurisdiction of appeals from such courts, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby (but not in respect of any other matter) and each Party hereby irrevocably agrees that (without prejudice to the jurisdiction of any other court) all claims in respect of such dispute or any action related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

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

      (c) Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Clause 25.

18.   TERMINATION

18.1 This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

      (a) By mutual written consent of Kaiser and KACC, on the one hand, and Buyer, on the other hand.

      (b) By Kaiser and KACC upon written notice to Buyer, (i) if the Closing has not occurred on or before 150 days after the Commencement Date for any reason other than a material breach of this Agreement by Kaiser or KACC, (ii) so long as neither Kaiser nor KACC is then in material breach of any of their respective representations, warranties or covenants in this Agreement, if Buyer is in material breach of any of its representations, warranties or covenants contained in this Agreement and such breach shall be incapable of being cured, or if capable of being cured, shall not have been cured within 30 calendar days following delivery to Buyer of written notice of such breach (specifying in reasonable detail the claimed breach and demand of its cure or satisfaction), (iii) if termination is directed pursuant to an order of the Bankruptcy Court or permitted pursuant to the terms of the Bidding and Auction Procedures, (iv) if the Sale Approval Order has not become a Final Order by (A) the date that is 30 calendar days after the date on which Sale Approval Order is entered, provided that such termination right can only be exercised until the 40th calendar day after the Sale Approval Order is entered, or (B) such later date as is agreed to in writing by the Parties; or (v) if Buyer is not the Backup Bidder pursuant to the Bidding and Auction Procedures and Kaiser and KACC determine to enter into the Transaction with the Successful Bidder (such transaction, an AUCTION TRANSACTION); it being expressly understood that in such event Buyer shall remain bound by the terms of this Agreement until the earlier of (A) delivery by KACC and Kaiser to Buyer of a written termination notice in accordance with this Clause 18.1(b), or (B) delivery by Buyer to Kaiser and KACC of a termination notice in accordance with Clause 18.1(c)(v). Buyer hereby acknowledges that in the circumstance contemplated by clause
            (v) of the immediately preceding sentence, (i) KACC and Kaiser may, prior to any termination of this Agreement by Kaiser and KACC under Clause 18.1(b)(v) (but without prejudice to Buyer's right to terminate this Agreement under Clause 18.1(c)(v)), enter into an agreement with the Successful Bidder with respect to the Auction Transaction and (ii) KACC and Kaiser are not required to deliver to Buyer a written termination notice until the consummation of the Auction Transaction.

      (c) By Buyer, upon written notice to Kaiser and KACC, (i) if the Closing has not occurred on or before 150 days after the Commencement Date for any reason other than a material breach of this Agreement by Buyer, (ii) so long as Buyer is not then in material breach of any of its representations, warranties or covenants contained in this Agreement, if Kaiser or KACC are in material breach of any of their respective representations, warranties or covenants contained in this Agreement and such breach shall be incapable of being cured, or if capable of being cured, shall not have been cured within 30 calendar days following delivery to Kaiser and KACC of written notice of such breach (specifying in reasonable detail the claimed breach and demand of its cure or satisfaction), (iii) if termination is directed pursuant to an order of the Bankruptcy Court or permitted pursuant to the terms of the Bidding and Auction Procedures, (iv) if the Sale Approval Order has not become a Final Order by (A) the date that is 30 calendar days after the date on which the Sale Approval Order is entered, provided that such termination right can only be exercised until the 40th calendar day after the Sale Approval Order is entered, or (B) such later date as is agreed to in writing by the Parties; or (v) if Buyer is the Backup Bidder and Kaiser and KACC have not within 160 days after the date the Sale Approval Order is entered notified the Backup Bidder that it has become the Buyer in lieu of the Successful Bidder.

18.2 In the event of the termination of this Agreement pursuant to Clause 18.1, this Agreement, except for the provisions of this Clause 18.2 and Clauses 1, 17, 19, 20, 21, 23, 24, 25, 27, 28 and 29, will forthwith become null and void and have no effect, without any liability on the part of any Party to this Agreement or their respective affiliates. Nothing in this Clause 18 will, however, relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to that termination or for breach of any provision of this Agreement which specifically survives termination hereunder. Moreover, notwithstanding the termination of this Agreement, the Deposit Escrow Agreement shall remain in full force and effect in accordance with its terms, including with respect to the distributions of the escrow funds held thereunder. Nothing in this

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      Agreement shall require that the Bankruptcy Court approve the termination of this Agreement in order for such termination to be effective.

19.   STAMP DUTIES; WITHHOLDING TAXES

19.1 Any stamp duties or like taxes payable on, or in connection with, or any transaction pursuant to, this Agreement will be borne in full by Buyer along with any associated penalties, fines, or interest.

19.2 All payments by Buyer to Kaiser or KACC under this Agreement shall be net of any deduction or withholding for or on account of any Australian withholding Tax in respect of capital or revenue gains, that Buyer is required by law to collect and remit to the Australian Taxation Office, and Buyer is not required to pay any amount to Kaiser or KACC for or on account of any such Tax deducted or withheld. The Parties acknowledge and agree that the amount of assumed Gladstone Credit Allowances subject to such withholding Tax, if any, shall be calculated in accordance with Clause 6.1(a)(i).

20.   COSTS

      Each Party shall bear its own costs in connection with the negotiation, preparation and execution of this Agreement.

21.   OTHER INTERESTS

      Nothing in this Agreement affects any rights or obligations which any Party may have against, or to, any other Party other than as set forth herein or (if the Closing occurs) as set forth in the Kaiser Assignment and Assumption Agreement, the KAII Assignment and Assumption Agreement and as provided for in the Alumina Supply Agreement.

22.   GOODS AND SERVICES TAX

22.1 Words or expressions used in this Clause 22 which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) or, if not so defined, then which are defined in the Trade Practices Act 1974 (Cth), have the same meaning in this Clause.

22.2

      (a) The Parties agree that the supplies made by Kaiser and KACC to Buyer under this Agreement constitute the supply of a going concern as defined in Section 38-325 of A New Tax System (Goods and Services
            Tax) Act 1999 (Cth).

      (b) Subject to Clause 22.2(c), Buyer will, at Buyer's expense and within 25 business days of execution of this Agreement, apply to the Australian Taxation Office for a GST private ruling (TOGC GST RULING) that Section 38-325 applies to the supplies made under this Agreement.

      (c) Not later than 15 business days after the execution of this Agreement, Buyer shall provide to Kaiser and KACC a draft of the application for the TOGC GST Ruling which Buyer proposes to submit to the Australian Taxation Office in accordance with Clause 22.2(b) together with an outline of all the documents referred to in or contemplated by this Agreement or which Buyer proposes to submit with the application. Buyer must incorporate into the draft application such amendments as Kaiser and KACC may reasonably require before it is submitted to the Australian Taxation Office (including in relation to the documents to be submitted with the application).

      (d) If, despite Clause 22.2(a), any of the supplies made by either Kaiser and KACC to Buyer under this Agreement do not constitute the supply of a going concern or the TOGC GST Ruling has not been received by Buyer and written notice thereof has not been received by Kaiser or KACC prior to the Effective Date, then Clauses 22.3 through 22.8 will apply.

22.3 If GST is due from Buyer pursuant to Clause 22.2(d), Buyer shall pay such amount, together with any penalties and interest thereon, to Kaiser and/or KACC on demand no later than the earlier of:

      (a)   the Closing Date and the Adjustment Date, if applicable;

      (b) the seventh day after the Australian Taxation Office has issued a ruling that (or to the effect that) GST is payable on the provision of any of the supplies by Kaiser or KACC to Buyer under this Agreement; or

      (c) the seventh day after the Australian Taxation Office has notified Buyer that GST is payable on the provision of any of the supplies made by Kaiser or KACC to Buyer under this Agreement.

22.4

      (a) Except as otherwise specifically provided herein, the Parties acknowledge that all amounts payable under, or in connection with, this Agreement are expressed on a GST exclusive basis.

            (i) if a Party (in this clause, a SUPPLIER) makes a Taxable Supply to another Party (RECIPIENT) under or in connection with this Agreement (including a

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

                  Taxable Supply under or in connection with Exhibits E and F as executed); and

            (ii)  GST is imposed on the Taxable Supply;

                  then the Recipient must pay to the Supplier the amount expressed in this Agreement as payable for that Taxable Supply plus an additional amount in respect of the GST payable by the Supplier on that Taxable Supply, or where no amount is expressed to be payable, an additional amount equal to the GST payable by the Supplier on that Taxable Supply.

      (b) The amount of GST which is payable with respect to any GST exclusive consideration must be paid to the Supplier by the Recipient without requirement for demand, at the same time as the GST exclusive consideration is payable or to be provided.

22.5 If an amount that would otherwise be payable under this Agreement is calculated by reference to or otherwise relates to a cost, expense or other amount incurred by a Party (PAYEE), then that amount will be reduced by the amount of any Input Tax Credit to which the Payee is entitled in respect of that amount. The Payee will be assumed to be entitled to a full Input Tax Credit unless it demonstrates that its entitlement is otherwise prior to the date on which the payment must be made.

22.6 The Supplier will provide a Tax Invoice and any necessary adjustment notes and, if reasonably requested by the Recipient, reasonable evidence that the Supplier is registered for GST. Any payment under this Clause 22 shall be conditioned upon the receipt by Recipient of a Tax Invoice or tax adjustment note, as applicable.

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22.7  If any Party is required to pay an amount to another Party under this
      Agreement, then it will be entitled to set-off any amount payable to it by the other Party under Clause 22.4 against such amount.

22.8 If an additional amount is paid by the Recipient pursuant to Clause 22.4(a) (the GST SUM) and it is subsequently determined by the Commissioner of Taxation (at the request of any Party or otherwise) that the supply to which the GST sum relates is not a Taxable Supply, the Supplier must immediately refund the GST sum to the Recipient.

23.   DISCLOSURES

23.1 The Parties acknowledge that certain disclosures in relation to the terms of this Agreement will be required in connection with the filing of or obtaining Bankruptcy Court approval of the Sale Approval Motion or the Sale Approval Order, and the Parties will cooperate in respect of such disclosure.

23.2 The Parties will cooperate as to the timing and contents of the media releases in respect of this Agreement previously agreed by the Parties to be issued promptly after execution of this Agreement.

24.   COUNTERPARTS

      This Agreement may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument.

25.   NOTICES

      Any notice or other communication required or permitted to be given under the terms of this Agreement must be faxed or delivered to the other Party at the address shown below and will be effective and deemed received:

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      (a)   if faxed, when received;

      (b)   if delivered via overnight courier service, on the day delivered; or

      (c)   if personally delivered, when delivered:

      If to KACC or Kaiser, to:

                               KAISER ALUMINUM & CHEMICAL CORPORATION
                               Suite 2500
                               5847 San Felipe
                               Houston, Texas 77057
                               Attention:  General Counsel
                               Facsimile:  1 (713) 267-3702

      with copies (which shall not constitute notice) to:

                               JONES DAY
                               2727 North Harwood
                               Dallas, Texas  75201
                               Attention:  Tony Stewart, Esq.
                               Facsimile:  1 (214) 969-5100
      and

                               OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF
                               KAISER ALUMINUM & CHEMICAL CORPORATION

                               c/o Akin Gump Strauss Hauer & Feld LLP
                               590 Madison Avenue
                               New York, New York 10022
                               Attention:  Lisa G. Beckerman, Esq.
                               Facsimile:  1 (212) 872-1002

      If to Buyer:

                               ALUMINA & BAUXITE COMPANY LTD.
                               Premises of Commonwealth Trust Limited
                               Drake Chambers, Tortola, British Virgin Islands
                               Attention:  Natalia Bogush
                               Facsimile:  +350 75982

      with copies (which shall not constitute notice) to:

                               SKADDEN, ARPS, SLATE, MEAGHER & FLOM (UK) LLP 40 Bank Street, Canary Wharf
                               London E14 5DS, U.K.
                               Attention:  N. Lynn Hiestand, Esq.
                               Facsimile:  +(44-20) 7072-7120
      or to such other person(s) at such address or addresses as may be designated by written notice to the other Parties.

26.   [INTENTIONALLY OMITTED]

27.   ENTIRE AGREEMENT

      This Agreement, the Confidentiality Agreement executed by Open Joint Stock Company Russian Aluminium, an entity related to Buyer and Buyer's Parent, and the Deposit Escrow Agreement constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

28.   ASSIGNMENT

      This Agreement may not be assigned without the express written consent of KACC and Buyer (which consent may be granted or withheld in the sole discretion of KACC or Buyer, as applicable).

29.   AMENDMENT

      This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Parties.

EXECUTED

Each attorney executing this Agreement states that he or she has no notice of revocation or suspension of his or her power of attorney.

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BUYER

SIGNED for and on behalf of ALUMINA & BAUXITE COMPANY LTD. by its appointed duly authorized officer in the presence of:

/s/ Natalia Bogush
----------------------------------------------------
OFFICER'S SIGNATURE

Natalia Bogush, Director
----------------------------------------------------
PRINT NAME

KACC

SIGNED for and on behalf of KAISER ALUMINUM & CHEMICAL CORPORATION by its duly authorized officer in the presence of:

/s/ Edward F. Houff
----------------------------------------------------
OFFICER'S SIGNATURE

Edward F. Houff, Vice President, Secretary and General Counsel
---------------------------------------------------------------
PRINT NAME AND TITLE

KAISER

SIGNED for and on behalf of KAISER ALUMINA AUSTRALIA CORPORATION by its duly authorized officer in the presence of:

 /s/ Edward F. Houff
--------------------------------------------------------------
OFFICER'S SIGNATURE

Edward F. Houff, Vice President, Secretary and General Counsel
--------------------------------------------------------------
PRINT NAME AND TITLE